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Exhibit 99.1

Updated Item 8.    Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Sealy Corporation
Trinity, North Carolina

        We have audited the accompanying consolidated balance sheets of Sealy Corporation and subsidiaries (the "Company") as of December 2, 2012 and November 27, 2011, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three fiscal years in the period ended December 2, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sealy Corporation and subsidiaries as of December 2, 2012 and November 27, 2011, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 2, 2012, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Raleigh, North Carolina
February 4, 2013, except for Note 29, as to which the date is April 1, 2013

SEALY CORPORATION

Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 2, 2012	November 27, 2011
ASSETS
Current assets:
Cash and equivalents	$128,154	$107,975
Accounts receivable (net of allowance for doubtful accounts, discounts and returns, 2012—$29,959; 2011—$30,104)	152,619	126,494
Inventories	72,364	57,002
Prepaid expenses	31,358	29,275
Deferred income taxes	21,579	21,349

Total current assets	406,074	342,095

Property, plant and equipment—at cost:
Land	6,761	7,351
Buildings and improvements	128,039	128,700
Machinery and equipment	281,345	261,650
Construction in progress	7,861	8,414

	424,006	406,115
Less accumulated depreciation	(259,983)	(239,370)

	164,023	166,745

Other assets:
Goodwill	363,229	361,026
Other intangibles—net of accumulated amortization (2012—$5,005; 2011—$3,496)	14,710	1,116
Deferred income taxes	3,945	1,772
Debt issuance costs, net, and other assets	53,364	46,440

	435,248	410,354

Total Assets	$1,005,345	$919,194

See accompanying notes to consolidated financial statements.

SEALY CORPORATION

Consolidated Balance Sheets (Continued)

(in thousands, except per share amounts)

	December 2, 2012	November 27, 2011
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current portion-long term obligations	$4,045	$1,584
Accounts payable	100,796	68,774
Accrued expenses:
Customer incentives and advertising	34,664	26,038
Compensation	33,065	17,601
Interest	14,484	14,074
Warranty	9,785	7,522
Other	26,128	20,904
Deferred income taxes	3,000	—

Total current liabilities	225,967	156,497

Long term obligations, net of current portion	765,521	790,297
Other noncurrent liabilities	60,249	52,415
Deferred income taxes	93	549
Commitments and contingencies	—	—
Redeemable noncontrolling interest	11,035	—
Stockholders' deficit:
Preferred stock, $0.01 par value; Authorized 50,000 shares; Issued, none	—	—
Common stock, $0.01 par value; Authorized 600,000 shares; Issued and outstanding: 2012—104,322; 2011—100,916	1,045	1,010
Additional paid-in capital	955,777	935,512
Treasury stock, at cost: 2012—655; 2011—0	(1,138)	—
Accumulated deficit	(1,016,567)	(1,016,577)
Accumulated other comprehensive income (loss)	3,363	(509)

	(57,520)	(80,564)

Total Liabilities and Stockholders' Deficit	$1,005,345	$919,194

See accompanying notes to consolidated financial statements.

SEALY CORPORATION

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Twelve Months Ended
	December 2, 2012	November 27, 2011	November 28, 2010
Net sales	$1,347,870	$1,230,151	$1,219,471
Cost of goods sold	808,363	751,449	709,971

Gross profit	539,507	478,702	509,500
Selling, general and administrative expenses	455,045	414,235	398,053
Asset impairment loss	827	—	—
Amortization expense	678	289	289
Restructuring expenses	2,421	—	—
Royalty income, net of royalty expense	(20,070)	(19,413)	(17,529)

Income from operations	100,606	83,591	128,687
Interest expense	89,305	87,743	85,617
Refinancing and extinguishment of debt	3,748	1,222	3,759
Other income, net	(605)	(451)	(226)

Income (loss) before income taxes	8,158	(4,923)	39,537
Income tax provision	12,548	4,104	18,488
Equity in earnings of unconsolidated affiliates	5,175	3,371	3,611

Income (loss) from continuing operations	785	(5,656)	24,660
Loss from discontinued operations	(1,962)	(4,232)	(38,399)

Net loss	(1,177)	(9,888)	(13,739)
Net loss attributable to noncontrolling interests	1,187	—	—

Net income (loss) attributable to common shareholders	$10	$(9,888)	$(13,739)

Earnings (loss) per common share attributable to common shareholders—Basic
Income (loss) from continuing operations per common share	$0.02	$(0.06)	$0.26
Loss from discontinued operations per common share	(0.02)	(0.04)	(0.40)

Earnings (loss) per common share attributable to common shareholders—Basic	$—	$(0.10)	$(0.14)

Earnings (loss) per common share attributable to common shareholders—Diluted
Income (loss) from continuing operations per common share	$0.02	$(0.06)	$0.14
Loss from discontinued operations per common share	(0.02)	(0.04)	(0.13)

Earnings (loss) per common share attributable to common shareholders—Diluted	$—	$(0.10)	$0.01

Weighted average number of common shares outstanding:
Basic	102,470	99,261	95,934
Diluted	109,151	99,261	289,857

See accompanying notes to consolidated financial statements.

SEALY CORPORATION

Consolidated Statements of Stockholders' Deficit

(in thousands, except per share amounts)

		Common Stock
	Comprehensive Income (Loss)			Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Other Comprehensive Income (Loss)
		Shares	Amount					Total
Balance at November 29, 2009		94,417	$947	$885,064		$(992,950)	$(1,053)	$(107,992)
Net loss attributable to common shareholders	$(13,739)					(13,739)		(13,739)
Foreign currency translation adjustment	8,041						8,041	8,041
Adjustment to defined benefit plan liability, net of tax of $(135)	549						549	549
Change in fair value of cash flow hedges, net of tax of $373	(532)						(532)	(532)
Share-based compensation				15,864				15,864
Exercise of stock options		391	4	292				296
Vesting of restricted share units, net		2,768	27	(4,627)				(4,600)
Vesting of restricted shares		112	1	(207)				(206)
Excess tax benefit on options exercised				417				417
Beneficial conversion feature on Convertible Paid-in-Kind Notes				14,263				14,263

Balance at November 28, 2010	$(5,681)	97,688	$979	$911,066		$(1,006,689)	$7,005	$(87,639)

Net loss attributable to common shareholders	(9,888)					(9,888)		(9,888)
Foreign currency translation adjustment	(5,347)						(5,347)	(5,347)
Adjustment to defined benefit plan liability, net of tax of $1,898	(3,051)						(3,051)	(3,051)
Change in fair value of cash flow hedges, net of tax of $597	884						884	884
Loss on termination of interest rate swaps, net of tax of $5,834	—						—	—
Share-based compensation				13,243				13,243
Exercise of stock options		373	3	627				630
Vesting of restricted share units, net		2,799	27	(3,678)				(3,651)
Vesting of restricted shares		56	1	(96)				(95)
Excess tax benefit on share based awards				(1,077)				(1,077)
Beneficial conversion feature on Convertible Paid-in-Kind Notes				15,427				15,427

Balance at November 27, 2011	$(17,402)	100,916	$1,010	$935,512	$—	$(1,016,577)	$(509)	$(80,564)

Net income attributable to common shareholders	10					10		10
Foreign currency translation adjustment	8,077						8,077	8,077
Adjustment to defined benefit plan liability, net of tax of $2,003	(3,227)						(3,227)	(3,227)
Change in fair value of cash flow hedges, net of tax of $624	(978)						(978)	(978)
Share-based compensation				8,117				8,117
Exercise of stock options		120	1	103				104
Vesting of restricted share units, net		3,286	34	(3,093)				(3,059)
Treasury shares repurchased				1,138	(1,138)			—
Excess tax benefit on share based awards				(768)				(768)
Beneficial conversion features on Convertible Paid in Kind Notes				14,768				14,768

Balance at December 2, 2012	$3,882	104,322	$1,045	$955,777	$(1,138)	$(1,016,567)	$3,363	$(57,520)

See accompanying notes to consolidated financial statements.

SEALY CORPORATION

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	December 2, 2012	November 27, 2011	November 28, 2010
Operating activities:
Net loss	$(1,177)	$(9,888)	$(13,739)
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	26,379	24,234	28,676
Deferred income taxes	1,646	1,905	1,121
Amortization of deferred gain on sale-leaseback	(49)	(624)	(646)
Paid in kind interest on convertible notes	24,539	19,994	16,109
Amortization of discount on new senior secured notes	1,578	1,485	1,431
Amortization of debt issuance costs and other	3,975	4,673	4,750
Impairment charges	827	288	22,963
Share-based compensation	8,117	13,243	15,864
Excess tax benefits from share-based payment arrangements	—	—	(417)
Loss (gain) on sale of assets	327	(215)	260
Write-off of debt issuance costs related to debt extinguishments	1,862	643	2,709
Loss on repurchase of senior notes	1,050	300	1,050
Dividends received from unconsolidated affiliates	6,500	1,011	—
Equity in earnings of unconsolidated affiliates	(5,175)	(3,371)	—
Loss on disposition of subsidiary	—	206	2,399
Other, net	(2,850)	(2,217)	2,618
Changes in operating assets and liabilities:
Accounts receivable	(20,332)	10,296	(3,226)
Inventories	(20,302)	(666)	(12,115)
Other current assets	(4,654)	(6,418)	(3,628)
Other assets	(1,495)	4,271	(3,791)
Accounts payable	29,856	4,774	(4,873)
Accrued expenses	28,769	(24,382)	(8,711)
Other liabilities	2,717	(5,790)	(338)

Net cash provided by operating activities	82,108	33,752	48,466

Investing activities:
Purchase of property, plant and equipment	(15,914)	(22,408)	(16,578)
Acquisition of Comfort Revolution, net of cash acquired of $159(1)	159	—
Proceeds from sale of property, plant and equipment	2,383	227	124
Net proceeds (outflow) from disposition of subsidiary	—	—	(340)
Advances to Comfort Revolution	(7,833)	—	—
Repayments of loans and capital from unconsolidated affiliate	—	—	3,205

Net cash used in investing activities	(21,205)	(22,181)	(13,589)

Financing activities:
Proceeds from issuance of long-term obligations	5,236	3,387	4,702
Repayments of long-term obligations	(11,446)	(4,619)	(15,068)
Repayment of senior secured notes, including premium of $1,050, $300 and $1,050	(36,050)	(10,300)	(36,050)
Borrowings under revolving credit facilities	29,000	—	—
Repayments of revolving credit facilities	(29,000)	—	—
Repurchase of common stock associated with vesting of employee share-based awards	(3,059)	(3,746)	(4,806)
Exercise of employee stock options	104	630	714
Debt issuance costs	(908)	(147)	—
Other	—	(34)	(8)

Net cash used in financing activities	(46,123)	(14,829)	(50,516)

Effect of exchange rate changes on cash	5,399	1,978	(6,533)

Change in cash and equivalents	20,179	(1,280)	(22,172)
Cash and equivalents:
Beginning of period	107,975	109,255	131,427

End of period	$128,154	$107,975	$109,255

Supplemental disclosures:
Taxes paid (net of tax refunds of $3,157, $434 and $5 in fiscal 2012, 2011 and 2010, respectively)	$10,487	$16,198	$20,069
Interest paid	$58,803	$61,875	$66,071
Noncash investing transaction:
Extension of capital lease	$—	$2,181	$—
Promotional displays transferred to property, plant and equipment	$10,131	$—	$—
Cash contributed to Comfort Revolution for initial investment	$10,000	$—	$—

See accompanying notes to consolidated financial statements.

SEALY CORPORATION

Notes To Consolidated Financial Statements

Note 1: Basis of Presentation and Significant Accounting Policies

Business

        Sealy Corporation and its subsidiaries (the "Company") are engaged in the consumer products business and manufacture, distribute and sell conventional bedding products including mattresses and box springs, as well as specialty bedding products which include latex and visco-elastic mattresses. The Company's products are manufactured in a number of countries in North and South America. Substantially all of the Company's trade accounts receivable are from retail customers. The Company also licenses its brands in domestic and international markets and receives royalty income from these arrangements. Further, the Company participates in joint ventures which manufacture and distribute products under its brand names in various Asian markets.

Basis of Presentation and Principles of Consolidation

        The Consolidated Financial Statements include the accounts of Sealy Corporation, its 100%-owned subsidiary companies and a 45% owned subsidiary as of June 13, 2012 as noted below. Intercompany transactions are eliminated. The equity method of accounting is used for joint ventures and investments in associated companies over which the Company has significant influence, but does not have effective control and consolidation is not otherwise required under the Financial Accounting Standards Board's (the "FASB") authoritative guidance surrounding the consolidation of variable interest entities ("VIE"). Significant influence is generally deemed to exist when the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee's Board of Directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. The Company's equity in the net income and losses of these investments is reported in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations. Also, based on triggering events, the Company assesses whether it has any primary beneficial interests in any VIE which would require consolidation of such entity.

        On September 26, 2012, the Company entered into a Merger Agreement with Tempur-Pedic International, Inc. ("Tempur-Pedic") pursuant to which a wholly-owned subsidiary of Tempur-Pedic will merge with and into the Company, resulting in the Company becoming a subsidiary of Tempur-Pedic (the "Merger"). In connection with the Merger, each share of the Company's common stock issued and outstanding immediately prior to the Merger will be converted into the right to receive $2.20 per share in cash (the "Merger Consideration"). As part of the transaction, it is anticipated that the Company's outstanding senior and subordinated notes will also be redeemed in accordance with the provisions of the related note indentures. The proposed merger has been approved by the Board of Directors of both companies and remains subject to approval by the Company's stockholders, as well as certain additional conditions and approvals of various regulatory authorities. There are no assurances that the Merger with Tempur-Pedic will be consummated. See Note 26 for further information on this Merger Agreement.

        On June 13, 2012, the Company acquired a 45% ownership interest in Comfort Revolution International, LLC ("Comfort Revolution"), a joint venture with Comfort Revolution, LLC ("CR Member"). Upon review of the FASB authoritative guidance for consolidation, the Company determined that Comfort Revolution constitutes a VIE for which the Company is considered to be the primary beneficiary due to the Company's disproportionate share of the economic risk associated with its equity contribution and debt financing and other factors that were considered in the related-party

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 1: Basis of Presentation and Significant Accounting Policies (Continued)

analysis surrounding the identification of the primary beneficiary. As of December 2, 2012, the Company had recorded net assets of $9.0 million within the accompanying Condensed Consolidated Balance Sheets related to Comfort Revolution. These assets are only able to be used to settle obligations of Comfort Revolution. Further, the creditors of Comfort Revolution do not have recourse to the assets of the Company. Since the Company is considered to be the primary beneficiary, the financial statements of Comfort Revolution are consolidated herein.

        Due to the difference in Comfort Revolution's fiscal year, which ends on December 31, and the availability of financial statements from Comfort Revolution, the results of Comfort Revolution are presented on a two month lag. As such, for fiscal 2012, the results of Comfort Revolution are included from the acquisition date through September 30, 2012. Comfort Revolution borrowed $7.8 million under its outstanding revolving credit facility with the Company between September 30, 2012 and December 2, 2012. This amount is reflected in the Company's consolidated balance sheet as of December 2, 2012 as a component of deferred financing costs, net and other assets. The $7.8 million was utilized by Comfort Revolution primarily to fund working capital requirements and capital expenditures for its manufacturing facility.

        As discussed in Note 13, in November 2010, the Company divested its European manufacturing operations in France and Italy which represented its Europe segment. The Company also discontinued its operations in Brazil in the fourth quarter of fiscal 2010. In both of these markets, the Company has transitioned to a license arrangement with third parties. We accounted for these businesses as discontinued operations, and, accordingly, we have reclassified the Consolidated Statements of Operations for all periods presented to reflect them as such. The Consolidated Balance Sheet and Statements of Cash Flows have not been adjusted for discontinued operations presentation. Unless otherwise noted, discussions in these notes pertain to our continuing operations.

        At December 2, 2012, affiliates of Kohlberg Kravis Roberts & Co. L.P. ("KKR") controlled approximately 44.7% of the issued and outstanding common stock of the Company.

        Significant accounting policies used in the preparation of the Consolidated Financial Statements are summarized below.

Fiscal Year

        The Company uses a 52-53 week fiscal year ending on the closest Sunday to November 30, but no later than December 2. The fiscal year ended December 2, 2012 was a 53-week year. The fiscal years ended November 27, 2011, and November 28, 2010 were 52-week years.

Recently Issued Authoritative Accounting Guidance

        In January 2010, the FASB issued authoritative guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The Company adopted the portion of this guidance that requires a gross reporting of purchases, sales, issuance and settlements of assets and liabilities measured using Level 3 fair value measurements in the first quarter of fiscal 2012. The adoption of this guidance did not have a significant impact on the financial statements due to the immateriality of the Company's assets and liabilities measured using a Level 3 fair value measurement.

        In December 2010, the FASB issued authoritative guidance that modifies the requirements of step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 1: Basis of Presentation and Significant Accounting Policies (Continued)

Company adopted this guidance in the first quarter of fiscal 2012. The adoption of this guidance did not have a significant impact on the financial statements of the Company due to the conclusion that it is more likely than not that the goodwill of reporting units with negative carrying values are not impaired.

        In May 2011, the FASB issued authoritative guidance to improve the consistency of fair value measurement and disclosure requirements between US GAAP and International Financial Reporting Standards ("IFRS"). The provisions of this guidance change certain of the fair value principles related to the highest and best use premise, the consideration of blockage factors and other premiums and discounts, the measurement of financial instruments held in a portfolio and instruments classified within shareholders' equity. Further, the guidance provides additional disclosure requirements surrounding Level 3 fair value measurements, the uses of nonfinancial assets in certain circumstances and identification of the level in the fair value hierarchy used for assets and liabilities which are not recorded at fair value, but where fair value is disclosed. The Company adopted this guidance in the second quarter of fiscal 2012. The adoption of this guidance did not have a significant impact on the Company's financial statements.

        In June 2011, the FASB issued authoritative guidance surrounding the presentation of comprehensive income, with an objective of increasing the prominence of items reported in other comprehensive income ("OCI"). This guidance provides entities with the option to present the total of comprehensive income, the components of net income and the components of OCI in either a single continuous statement of comprehensive income or in two separate but consecutive statements. In addition, entities must present on the face of the financial statement, items reclassified from OCI to net income in the section of the financial statement where the components of net income and OCI are presented, regardless of the option selected to present comprehensive income. The guidance is applicable retrospectively and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. Early adoption is permitted. The Company will adopt this guidance in the first quarter of fiscal 2013, and is currently evaluating its options for the presentation of comprehensive income upon adoption.

        In September 2011, the FASB issued authoritative guidance that permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The Company will adopt this guidance in connection with its goodwill impairment testing performed in fiscal 2013, but does not expect it to have a significant impact on its financial statements.

        In September 2011, the FASB issued authoritative guidance that increases the Company's disclosures surrounding the multiemployer pension plans in which it participates by providing users with additional information to 1) assess the potential future cash flow implications relating to the Company's participation in these plans and 2) indicate the financial health of all of the significant plans in which the Company participates. The Company adopted this guidance in the fourth quarter of fiscal 2012. The adoption of this guidance required the Company to include additional disclosures surrounding its participation in multiemployer pension plans.

Revenue Recognition

        The Company recognizes revenue when realized or realizable and earned, which is when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the sales

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 1: Basis of Presentation and Significant Accounting Policies (Continued)

price is fixed or determinable; and collectibility is reasonably assured. The recognition criteria are met when title and risk of loss have transferred from the Company to the buyer, which is upon delivery to the customer sites or as determined by legal requirements in foreign jurisdictions. At the time revenue is recognized, the Company provides for the estimated costs of warranties and reduces revenue for estimated returns and cash discounts. The Company also records reductions to revenue for customer incentive programs offered including volume discounts, promotional allowances, floor sample discounts, commissions paid to retail associates, slotting fees and supply agreement amortization, and records liabilities pursuant to these agreements. The Company periodically assesses these liabilities based on actual sales and claims to determine whether the customers will meet the requirements to receive rebate funds. The Company generally negotiates these agreements on a customer-by-customer basis. Some of these agreements extend over several periods and are linked with supply agreements. Accordingly, $132.6 million, $120.4 million, and $102.5 million were recorded as a reduction of revenue for fiscal 2012, 2011, and 2010, respectively.

        The Company continues to actively monitor the financial condition of its customers to determine the potential for nonpayment of trade receivables. In determining its allowance for doubtful accounts, the Company considers the current financial condition of its customers as well as other general economic factors. The Company's management believes that its process of specific review of customers, combined with its overall analytical review, provides a reliable evaluation of ultimate collectability of trade receivables. The receivables related to leasing activities were not significant to either period. We recorded a bad debt provision of $0.4 million, $2.3 million and $2.5 million in fiscal 2012, 2011 and 2010, respectively which is recorded as a component of selling, general and administrative expenses in the Consolidated Statements of Operations.

Product Delivery Costs

        Included in the Company's selling, general and administrative expenses in the consolidated statement of operations for fiscal 2012, 2011 and 2010 were $76.6 million, $73.1 million and $67.4 million, respectively, in shipping and handling costs associated with the delivery of finished mattress products to its customers, including approximately $2.9 million, $6.1 million and $5.7 million, respectively, of costs associated with internal transfers between plant locations. Since we include these costs within selling, general and administrative expenses, our cost of goods sold may not be comparable with that reported by other entities.

Concentrations of Credit and Other Risk

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, receivables, foreign currency forward and option contracts and interest rate swap arrangements. The Company places its cash and cash equivalents with major financial institutions and limits the amount of credit exposure to any one institution.

        The Company's accounts receivable arise from sales to numerous customers in a variety of markets and geographies around the world. Receivables arising from these sales are generally not collateralized. The Company's customers include furniture stores, national mass merchandisers, specialty sleep shops, department stores, contract customers and other stores. The top five customers accounted for approximately 36.1%, 39.2% and 36.9% of the Company's net sales for the years ended December 2, 2012, November 27, 2011 and November 28, 2010, respectively. One customer accounted for more than 10% of the Company's net sales in fiscal 2012, 2011 and 2010. The Company performs ongoing credit

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 1: Basis of Presentation and Significant Accounting Policies (Continued)

evaluations of its customers' financial conditions and maintains reserves for estimated credit losses. Such losses, in the aggregate, have not materially exceeded management's estimates.

        The counterparties to the Company's foreign currency and commodity-based fixed price swap agreements are major financial institutions. At December 2, 2012, the Company had not experienced non-performance by any of its counterparties nor does the Company expect there to be significant non-performance risks associated with its derivative counterparties.

        The Company is presently dependent upon a single supplier for certain polyurethane foam components in its mattress units. Such components are purchased under a supply agreement, and are manufactured in accordance with proprietary process designs exclusive to the supplier. The Company has incorporated these methods of construction into many of its branded products. The Company continually looks to develop alternative supply sources, allowing acquisition of similar component parts which meet the functional requirement of various product lines. The Company also purchases a significant portion of its box spring components from a single supplier and manufactures only a minor amount of these parts. The Company is also dependent on a single supplier for the visco-elastic components and assembly of its Embody and Optimum specialty product lines. The related product in which these components and assembly processes are used does not represent a significant portion of overall sales. Except for its dependence regarding certain polyurethane foam and visco-elastic components and assembly of its Embody and Optimum specialty product lines, the Company does not consider itself to be dependent upon any single outside vendor as a source of supply to its conventional bedding or specialty businesses, and the Company believes that sufficient sources of supply for the same, similar or alternative components are available.

        Approximately 68% of the employees at the Company's 25 North American plants are represented by various labor unions with separate collective bargaining agreements. The Company's current collective bargaining agreements, which are typically three years in length, expire at various times beginning in fiscal 2013 through 2015. Of the employees covered by collective bargaining agreements, approximately 49% are under contracts expiring in fiscal 2013. Certain employees at the Company's international facilities are also covered by collective bargaining agreements, which expire at various terms between fiscal 2013 and 2015.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amount of assets and liabilities and disclosures on contingent assets and liabilities at year end and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the accrued warranty obligation, allowance for doubtful accounts, discounts and returns, cooperative advertising and promotional accruals, share-based compensation, valuation of goodwill and intangible assets, reserve for workers' compensation claims, benefit plan obligations and expenses, environmental contingencies and tax assets, liabilities and expense.

        See "Income Taxes" below regarding estimates associated with the Company's uncertain tax positions and valuation allowances against net deferred tax assets.

        See "Warranties" below regarding the effect of changes in estimates associated with the Company's reserve for product warranties.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 1: Basis of Presentation and Significant Accounting Policies (Continued)

        See "Self-Insurance" below regarding estimates associated with the Company's reserve for workers' compensation claims.

Foreign Currency

        Subsidiaries located outside the U.S. use the local currency as the functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to a separate component of stockholders' deficit (accumulated other comprehensive income (loss)) and are not tax effected since they relate to investments which are permanent in nature. Foreign currency transaction gains and losses are recognized in cost of goods sold or selling, general and administrative expenses at the time they occur. The Company recorded foreign currency transaction losses of $0.4 million, $0.7 million and $4.2 million in fiscal 2012, 2011 and 2010, respectively.

Cash and Equivalents

        The Company considers all highly liquid debt instruments with an original maturity at the time of purchase of three months or less to be cash equivalents. Included as cash equivalents are money market funds that are stated at cost, which approximates market value.

Checks Issued In Excess of Related Bank Account Balances

        Accounts payable include book overdrafts in the amounts of $8.9 million and $12.4 million at December 2, 2012 and November 27, 2011, respectively. The change in the reclassified amount of checks issued in excess of the related bank account balance on our books (which does not represent a negative bank account balance) is included in cash flows from operations in the statements of cash flows.

Inventory

        The cost of inventories is determined by the "first-in, first-out" method, which approximates current cost. The cost of inventories includes raw materials, direct labor and manufacturing overhead costs. The Company adjusts the basis of its inventory value for excess, obsolete or slow moving inventory based on changes in customer demand, technology developments or other economic factors.

Supply Agreements

        The Company from time to time enters into long term supply agreements with its customers to sell its branded products to customers in exchange for minimum sales volume or a minimum percentage of the customer's sales or space on the retail floor. Such agreements generally cover a period of two to five years. In these long term agreements, the Company reserves the right to pass on its cost increases to its customers. Other costs such as transportation and warranty costs are factored into the wholesale price of the Company's products and passed on to the customer. Initial cash outlays by the Company for such agreements are capitalized and amortized generally as a reduction of sales over the life of the contract. The majority of these cash outlays are ratably recoverable upon contract termination. Such capitalized amounts are included in "Prepaid expenses" and "Debt issuance costs, net, and other assets" in the Company's Consolidated Balance Sheets.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 1: Basis of Presentation and Significant Accounting Policies (Continued)

Property, Plant and Equipment

        Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation expense is provided based on historical cost and estimated useful lives ranging from approximately twenty to forty years for buildings and building improvements and three to fifteen years for machinery and equipment. The Company uses the straight-line method for calculating the provision for depreciation. Depreciation expense for fiscal 2012, 2011 and 2010 was $25.7 million, $23.9 million and $25.1 million, respectively and is primarily recorded in cost of goods sold on the Consolidated Statements of Operations.

        The Company invests in promotional displays in certain retail stores for certain products to demonstrate product features and specifications. These assets are owned by the Company and are considered to be productive assets which provide the benefits described above. The Company's investment in promotional displays is carried at cost less accumulated depreciation. Depreciation is provided by the straight line method for each display over a period of two years, which represents the estimated period of the benefit provided by these assets. Promotional displays of $11.5 million and related accumulated depreciation of $3.1 million as of December 2, 2012 were recognized as a component of property, plant and equipment and accumulated depreciation, respectively in the Condensed Consolidated Balance Sheets. Depreciation expense related to these displays for fiscal 2012 was $2.3 million and is recorded as a component of selling, general and administrative expense in the Condensed Consolidated Statement of Operations.

        The Company reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net undiscounted cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

        No impairment charges related to property, plant and equipment were recognized during fiscal 2012, 2011 or 2010 other than those related to discontinued operations.

        Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Fair value is determined based upon estimates of the amount to be recovered upon disposal of the facility. There were no assets qualifying as held for sale at December 2, 2012 or November 27, 2011.

        It is Company policy to capitalize certain costs incurred in connection with developing or obtaining internal-use software.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 1: Basis of Presentation and Significant Accounting Policies (Continued)

Goodwill

        Goodwill is recorded when the consideration paid for an acquisition exceeds the fair value of the identifiable net tangible and identifiable intangible assets acquired. Goodwill is not amortized but must be reviewed for impairment at least annually and if a triggering event were to occur in an interim period. The Company performs at least an annual assessment of goodwill for impairment as of the beginning of the fiscal fourth quarter or whenever events or circumstances indicate that the carrying value of goodwill may not be recoverable from future cash flows. The Company assesses recoverability using several methodologies to determine fair value of a reporting unit, which include the present value of estimated future cash flows and comparisons of multiples of enterprise values to earnings before interest, taxes, depreciation and amortization ("EBITDA"). The analysis is based upon available information regarding expected future cash flows of each reporting unit discounted at estimated market rates. Discount rates are based upon the cost of capital specific to the reporting unit. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, a second analysis is performed to allocate the fair value to all assets and liabilities. If, based on the second analysis, it is determined that the indicated fair value of goodwill of the reporting unit is less than the carrying value, the Company would recognize impairment for the excess of carrying value over fair value of goodwill.

Debt Issuance Costs

        The Company capitalizes costs associated with the issuance of debt and amortizes them as additional interest expense over the lives of the debt on a straight-line basis which approximates the effective interest method. Upon the prepayment of the related debt, the Company accelerates the recognition of an appropriate amount of the costs as refinancing and extinguishment of debt and interest rate derivatives. Additional expense arising from such prepayments during fiscal 2012, 2011 and 2010 was $2.0 million, $0.6 million and $2.7 million, respectively.

        On May 9, 2012, the Company amended and restated its existing senior secured asset-based revolving credit facility to extend the stated maturity of this facility until May 2017 and amend certain other provisions. In connection with this amendment, the Company recorded fees of $1.2 million which were deferred and will be amortized over the life of the amended agreement. As of December 2, 2012, $0.3 million of these fees had not yet been paid and were recorded as a component of other accrued liabilities in the accompanying Condensed Consolidated Balance Sheets. In addition, the remaining unamortized debt issuance costs associated with the existing senior revolving credit facility will continue to be amortized over the life of the agreement, as amended, in accordance with the authoritative accounting guidance surrounding debtor's accounting for changes in line-of-credit or revolving-debt arrangements.

Royalty Income and Expense

        The Company recognizes royalty income based on sales of Sealy and Stearns & Foster branded product by various licensees. The Company recognized gross royalty income of $20.1 million, $19.4 million and $17.6 million in fiscal 2012, 2011 and 2010, respectively. The increase in royalty income has been driven by increased royalties recognized related to our international licensees, including the new Brazil license agreements. The Company also pays royalties to other entities for the use of their names on product produced by the Company. The Company recognized royalty expense of

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 1: Basis of Presentation and Significant Accounting Policies (Continued)

an insignificant amount in fiscal 2012, an insignificant amount in fiscal 2011 and $0.1 million in fiscal 2010.

Income Taxes

        Income taxes are accounted for under the asset and liability method in accordance with the FASB's authoritative guidance on accounting for income taxes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company provides valuation allowances against the net deferred tax asset for amounts that are not considered more likely than not to be realized (See Note 15 for disclosure of amounts related to deferred tax assets and associated valuation allowances).

        Significant judgment is required in evaluating the Company's federal, state and foreign tax positions and in the determination of its tax provision. Despite management's belief that the Company's liability for unrecognized tax benefits is adequate, it is often difficult to predict the final outcome or the timing of the resolution of any particular tax matters. The Company may adjust these reserves as relevant circumstances evolve, such as guidance from the relevant tax authority, its tax advisors, or resolution of issues in the courts. The Company's tax expense includes the impact of reserve provisions and changes to reserves that it considers appropriate, as well as related interest and penalties. These adjustments are recognized as a component of income tax expense entirely in the period in which they are identified. The Company is currently undergoing examinations of its corporate income tax returns by tax authorities. No issues related to these reserved positions have been presented to the Company. The Company believes that such audits will not result in an assessment and payment of taxes related to these positions during the one year following December 2, 2012.

Advertising Costs

        The Company expenses all advertising costs as incurred. Cooperative advertising costs paid to customers are recorded as a component of selling, general and administrative expense within the Consolidated Statements of Operations to the extent of the estimated fair value when the customer provides proof of advertising. The Company periodically assesses the liabilities recorded for cooperative advertising based on actual sales and claims to determine whether all of the cooperative advertising earned will be used by the customer. Advertising expenses, including cooperative advertising, for fiscal 2012, 2011 and 2010 amounted to $167.3 million, $156.1 million and $140.4 million, respectively.

Warranties

        The Company's warranty policy provides a 10-year non-prorated warranty service period on all currently manufactured Sealy Posturepedic innerspring and Bassett bedding products and certain other Sealy branded products. In addition, the Company offers a 20 year, limited warranty (15 year non-prorated and 25 year additional warranty on certain components of its 2012 Optimum by Sealy Posturepedic, Posturepedic Gel and Stearns & Foster products. Also, the Company has a 20-year warranty on the major components of its TrueForm and MirrorForm visco-elastic products and its SpringFree latex

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 1: Basis of Presentation and Significant Accounting Policies (Continued)

product, the last ten years of which are prorated on a straight-line basis. The Company's policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded. The estimate involves an average lag time in days between the sale of a bed and the date of its return, applied to the current rate of the warranty returns.

        The change in the Company's accrued warranty obligations for the fiscal 2012, 2011 and 2010 was as follows (in thousands):

	December 2, 2012	November 27, 2011	November 28, 2010
Accrued warranty obligations at beginning of period	$13,606	$17,584	$16,464
Warranty claims(1)	(17,336)	(15,853)	(19,572)
Warranty provisions(2)(3)	20,528	15,034	20,692
Change in estimate (see Note 3)	—	(3,159)	—

Accrued warranty obligations at end of period	$16,798	$13,606	$17,584

(1)
Warranty claims for the year ended December 2, 2012 include approximately $10.2 million for claims associated with products sold prior to November 27, 2011 that are still under warranty. In estimating its warranty obligations, the Company considers the impact of recoverable salvage value on warranty cost in determining its estimate of future warranty obligations. The Company utilizes warranty trends on existing similar product in order to estimate future warranty claims associated with newly introduced product. Warranty claims and provisions shown above do not include estimated salvage recoveries that reduced cost of sales by $5.3 million, $5.0 million and $5.8 million for fiscal 2012, 2011 and 2010, respectively.

(2)
The provision for fiscal 2012 includes a decrease of approximately $0.3 million relating to increased recoverable salvage value included in the warranty obligation estimate. The provision for fiscal 2011 includes an increase of approximately $0.2 million relating to decreased recoverable salvage value included in the warranty obligation estimate. The provision for fiscal 2010 includes an increase of approximately $0.5 million relating to decreased recoverable salvage value included in the warranty obligation estimate.

(3)
The provision for fiscal 2012 also includes an increase of approximately $1.6 million related to the estimated liability for certain defective foundation units sold to customers between 2008 and 2011. (See Note 20).

        As of December 2, 2012 and November 27, 2011, $9.8 million and $7.5 million is included as a component of other accrued liabilities and $7.0 million and $6.1 million is included as a component of other noncurrent liabilities within the accompanying Consolidated Balance Sheet, respectively.

Self-Insurance

        The Company is self-insured for certain losses related to medical claims with excess loss coverage of $375,000 per claim per year. The Company also utilizes large deductible policies to insure claims related to general liability, product liability, automobile, and workers' compensation. The Company's recorded liability for workers' compensation represents an estimate of the ultimate cost of claims incurred as of the balance sheet date. The estimated workers' compensation liability is discounted and

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 1: Basis of Presentation and Significant Accounting Policies (Continued)

is established based upon analysis of historical data and actuarial estimates, and is reviewed by management and third-party actuaries on a quarterly basis to ensure that the liability is appropriate. The discount rate used to estimate the workers' compensation liability was 2% for both fiscal 2012 and 2011. While the Company believes these estimates are reasonable based on the information currently available, if actual trends, including the severity or frequency of claims, medical cost inflation, or fluctuations in premiums, differ from the Company's estimates, the Company's results of operations could be impacted. As of December 2, 2012 and November 27, 2011, $4.2 million and $4.6 million of the recorded liability is included as a component of other accrued liabilities and $7.7 million and $7.6 million is included as a component of other noncurrent liabilities within the accompanying Consolidated Balance Sheets, respectively.

Research and Development

        Product development costs are charged to operations during the period incurred and are not considered material.

Environmental Costs

        Environmental expenditures that relate to current operations are expensed or capitalized, as appropriate, under the FASB's authoritative guidance on environmental remediation liabilities. Expenditures that relate to an existing condition caused by past operations and that do not provide future benefits are expensed as incurred. Liabilities are recorded when environmental assessments are made or the requirement for remedial efforts is probable, and the costs can be reasonably estimated. Such liabilities are discounted where appropriate in accordance with the FASB's authoritative guidance on environmental remediation liabilities. The timing of accruing for these remediation liabilities is generally no later than the completion of feasibility studies. The Company has an ongoing monitoring and identification process to assess how the activities, with respect to the known exposures, are progressing against the accrued cost estimates, as well as to identify other potential remediation sites that are presently unknown.

Derivative Financial Instruments

        The Company uses financial instruments, including forward, option and swap contracts to manage its exposures to movements in interest rates, foreign exchange rates and diesel fuel prices. The use of these financial instruments allows the Company to reduce its overall exposure to fluctuations in interest rates, foreign exchange rates and diesel prices. The Company's hedging relationships are either designated as hedging instruments or are considered to be economic hedges which are not designated as hedging instruments.

        The Company formally documents its designated hedging relationships by identifying the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. The Company also formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the cash flows of the hedged item. The effective portion of the change in fair value of a derivative is recorded as a component of accumulated other comprehensive income in the Consolidated Balance Sheets. When the hedged item affects the income statement, the gain or loss included in accumulated other comprehensive income is reported on the same line in the Consolidated

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 1: Basis of Presentation and Significant Accounting Policies (Continued)

Statements of Operations as the hedged item. In addition, any ineffective portion of the changes in the fair value of derivatives used as cash flow hedges and the changes in the fair value related to those hedging instruments that are not designated as hedges for accounting purposes are reported in the Consolidated Statements of Operations as the changes occur. If it is determined that a derivative ceases to be a highly effective hedge, or if the anticipated transaction is no longer likely to occur, the Company discontinues hedge accounting and any deferred gains or losses are recorded in the Consolidated Financial Statements.

        The Company's hedging relationships that are considered to be economic hedges are recorded at their fair value at the end of each period. The resulting changes in fair value are included as a component of earnings in the period that they occur.

        Derivatives are recorded in the Consolidated Balance Sheets at fair value which is based upon an income approach which consists of a discounted cash flow model that takes into account the present value of the future cash flows under the terms of the contracts using current market information as of the reporting date such as prevailing interest rates and foreign currency spot and forward rates.

Share-Based Compensation

        Compensation expense for share-based compensation awards issued is based on the fair value of the award at the date of the grant, and compensation expense is recognized for those awards earned over the service period. Certain of the equity awards vest based upon the Company achieving certain Adjusted EBITDA performance targets. During the service period, management estimates whether or not the Adjusted EBITDA performance targets will be met in order to determine the vesting period for those awards and what amount of compensation cost should be recognized related to these awards. At the date of grant, we determine the fair value of the awards using the Black-Scholes option pricing formula, the trinomial lattice model or the closing price of the Company's common stock, as appropriate under the circumstances. Management estimates the period of time the employee will hold the option prior to exercise and the expected volatility of Sealy Corporation's stock, each of which impacts the fair value of the stock options. The fair value of restricted shares and restricted share units is based upon the closing price of the Company's common stock as of the grant date. We also estimate the amount of share-based awards that are expected to be forfeited based on the historical forfeiture rates experienced for our outstanding awards.

Commitments and Contingencies

        The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material effect on the Company's consolidated financial position, results of operations or cash flows.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 2: Share-Based Compensation

  Share-Based Payment Arrangements

        At December 2, 2012, the Company had share-based compensation plans as described below. Share-based compensation expense, related income tax benefits and cash received from the exercise of stock option awards, was as follows (in thousands):

	December 2, 2012	November 27, 2011	November 28, 2010
Stock option awards	$349	$1,344	$1,499
Restricted shares	—	444	667
Restricted share units	7,477	11,245	13,446
Directors' deferred stock compensation	291	210	251

Total share-based compensation	$8,117	$13,243	$15,863

Income tax benefits related to share-based compensation	2,326	4,353	6,150

Cash received from exercise of stock option awards	104	630	297

Intrinsic value of awards excercised or issued	7,370	7,789	10,594

Tax benefits realized upon exercise	2,889	3,045	4,107

        Share-based compensation cost has been recorded as a component of selling, general and administrative expense in the Consolidated Statements of Operations. No share-based compensation cost has been capitalized and included in any assets in the accompanying Consolidated Balance Sheets.

  1998 Plan

        Prior to 2004, all outstanding options were issued under the 1998 Plan. On April 6, 2004, certain members of management who held options elected to rollover their options upon the completion of the merger with KKR (the "Rollover Options").

        A summary of options outstanding under the 1998 Plan as of December 2, 2012, and the activity for the year then ended, is presented below:

	Shares Subject to Options	Weighted Average Exercise Price Per Share
Outstanding November 27, 2011	1,508,275	$0.99
Exercised	(72,248)	0.36
Forfeited	(10,999)	2.57

Outstanding December 2, 2012 (all fully vested and exercisable)	1,425,028	$1.01
Weighted average remaining contractual term	1.3 years
Aggregate intrinsic value of in-the-money options at December 2, 2012 (in thousands)	$1,713

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 2: Share-Based Compensation (Continued)

  2004 Plan

  Stock Option Awards

        The Company's Board of Directors adopted the 2004 Plan that provides for the grant of cash and cashless exercise stock options, restricted share awards, restricted share unit awards, stock appreciation rights and/or dividend equivalent rights to management, other key employees and non-employee directors on terms and subject to conditions as established by the Compensation Committee of Sealy Corporation's Board of Directors or certain of the committee's designees. Upon exercise, the Company will issue new shares of common stock.

        As of December 2, 2012, there was $0.2 million of unrecognized compensation cost associated with stock option grants under the 2004 Plan. That cost is expected to be recognized over a weighted average period of 1.1 years. The Company valued these stock option grants using the trinomial lattice model. No options were granted in fiscal 2012, 2011 or 2010.

        A summary of options outstanding under the 2004 Plan as of December 2, 2012, and the activity for the year then ended, is presented below:

	Shares Subject to Options	Weighted Average Exercise Price Per Share
Outstanding November 27, 2011	5,394,364	$5.43
Exercised	(47,700)	$1.64
Forfeited	(115,684)	$5.54

Outstanding December 2, 2012	5,230,980	$5.46
Weighted average remaining contractual term	2.5 years
Aggregate intrinsic value of in-the-money options (in thousands)	$759
Exercisable at December 2, 2012	4,944,520
Weighted average remaining contractual term	2.6 years
Aggregate intrinsic value of in-the-money options (in thousands)	$759

  Restricted Shares and Restricted Share Unit Awards

        At December 2, 2012, the Company did not have any restricted shares outstanding. During fiscal 2011, the Company's remaining 97,324 restricted shares vested. Prior to their vesting, these restricted shares were considered to be non-vested shares, and had the same rights as the Company's outstanding common shares, including dividend participation rights, except that they could not be sold by the holder until the end of the vesting period. The restricted shares that vested were settled on a net basis which provided for the repurchase and cancellation of 41,315 shares as a means to cover the required minimum withholding tax payments. A total of 56,009 common shares were delivered to the holder of these awards. During fiscal 2010, 194,647 of the outstanding restricted shares vested. The restricted shares that vested were settled on a net basis which provided for the repurchase and

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 2: Share-Based Compensation (Continued)

cancellation of 82,628 shares as a means to cover the required minimum withholding tax payments. A total of 112,019 common shares were delivered to the holder of these awards.

        At December 2, 2012, the Company has outstanding RSU awards of several types: 1) Time-based RSU awards accrete in the number of RSUs at an annual rate of 8% payable semi-annually until the RSUs are vested or forfeited and 2) Time-based awards that vest ratably over a three year period.

        During 2012, 2011 and 2010, the Company approved the following grants of time-based restricted stock units:

	2012	2011	2010
Number of awards granted	587,456	2,395,156	811,000
Weighted average grant date fair value	$1.85	$2.51	$2.98

        Only those RSU awards granted to the Company's directors contain dividend participation rights. As of December 2, 2012 there were 360,505 such awards outstanding. These awards have been considered to be participating securities for the purposes of computing the Company's earnings per share in accordance with the applicable authoritative guidance.

        A summary of restricted share unit awards outstanding as of December 2, 2012 and the activity for the year then ended, is presented below:

	Unvested Restricted Share Units	Weighted Average Grant Date Fair Value
Outstanding November 27, 2011	10,728,028	$2.16
Granted	587,456	1.85
Vested	(5,073,855)	2.06
Forfeited	(482,320)	1.48

Outstanding December 2, 2012	5,759,309	$2.25
Expected to vest, December 2, 2012	5,533,656	$2.26
Weighted average remaining vesting period	4.2 years

  Directors' Deferred Stock Compensation

        Under the Sealy Corporation Directors' Deferred Compensation Plan (the "Directors Plan"), the members of the Company's Board of Directors may make an annual election to receive their fees in the form of equity share units in lieu of cash. The number of units received is determined based on the number of shares that could be purchased with the directors' fees at the current fair value of the shares. Directors will receive additional units for shares that could be purchased with future dividends, if any. Following a director's departure from the board, but no sooner than six months thereafter, the director may receive payment for the balance of the deferred compensation share units. The form of payment, whether in shares of stock or in cash equivalent to the fair value of the shares at the time of payment, is at the discretion of the Company. The Company accounts for share units issued under the Directors Plan as equity awards, recognizing a charge against earnings for the expense associated with the Directors Plan, with a corresponding credit to additional paid-in capital. Share units issued following the adoption of the applicable authoritative guidance requiring the use of the fair value method are not adjusted for subsequent changes in the fair value of the underlying stock, although units outstanding at the date of adoption continue to be so adjusted. During fiscal 2012, 2011 and 2010,

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 2: Share-Based Compensation (Continued)

the Company recognized expense of $0.3 million, $0.2 million and $0.3 million, respectively, related to the Directors Plan. A summary of share units outstanding under the Sealy Corporation Directors' Deferred Compensation Plan as of December 2, 2012, and activity for the year then ended, is presented below:

	Share Units	Weighted Average Grant Date Fair Value
Outstanding November 27, 2011	516,983	$2.89
Granted	138,063	2.00

Outstanding December 2, 2012 (all fully vested at grant date)	655,046	$2.70

Note 3: Change in Estimate

        During fiscal 2011, the Company reviewed its computation of reserves for warrantable and other product returns and refined the calculations of these reserves in order to better predict the Company's future liability related to these claims. The effect of this change in estimate for warranty claims was to reduce other accrued liabilities and cost of sales by approximately $3.1 million. The change in estimate for other product returns decreased accounts receivable balances by approximately $4.7 million, with a corresponding decrease in net sales. For the year ended November 27, 2011, the change in estimate decreased operating income by $1.6 million and increased net loss by $0.9 million. This change in estimate also increased net loss per basic and diluted share by $0.01 for the year ended November 27, 2011.

Note 4: Inventories

        The components of inventory as of December 2, 2012 and November 27, 2011 were as follows (in thousands):

	As of December 2, 2012	As of November 27, 2011
Raw materials	$33,114	$25,635
Work in process	20,132	26,056
Finished goods	19,118	5,311

	$72,364	$57,002

Note 5: Assets Constructed on Behalf of the Company

        The Company has engaged third parties to construct production facilities to be leased by the Company. When entities are involved with certain structural elements of the construction of an asset that will be leased when construction of the asset is completed, the FASB's authoritative guidance requires the Company to be considered the owner, for accounting purposes, of these production facilities. In fiscal 2011, the Company amended one of these leases which had the effect of extending the lease term. Based on this amendment, an additional $2.2 million of property, plant and equipment with an offsetting financing obligation was recognized in the Consolidated Balance Sheets. During the lease terms, the Company recognizes building depreciation and interest expense for the obligations.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 5: Assets Constructed on Behalf of the Company (Continued)

The Company has recorded $23.0 million and $24.2 million as of December 2, 2012 and November 27, 2011, respectively in buildings related to these facilities. The associated financial obligations are $40.0 million and $41.2 million as of December 2, 2012 and November 27, 2011, respectively in the Consolidated Balance Sheets. The recording of these assets is a non-cash item for the purposes of the Consolidated Statements of Cash Flow.

Note 6: Goodwill and Other Intangible Assets

        The Company assesses goodwill at least annually for impairment as of the beginning of the fiscal fourth quarter or whenever events or circumstances indicate that the carrying value of goodwill may not be recoverable from future cash flows. The Company assesses recoverability using several methodologies, including the present value of estimated future cash flows and comparisons of multiples of enterprise values to earnings before interest, taxes, depreciation and amortization ("EBITDA"). The analysis is based upon available information regarding expected future cash flows of each reporting unit discounted at rates consistent with the cost of capital specific to the reporting unit. If the carrying value of the reporting unit exceeds the indicated fair value of the reporting unit, a second analysis is performed to allocate the fair value to all assets and liabilities. If, based on the second analysis, it is determined that the implied fair value of the goodwill of the reporting unit is less than the carrying value, goodwill is considered impaired.

        No impairment of goodwill was identified related to the Company's reporting units during fiscal 2012, 2011 or 2010 related to goodwill. Accumulated goodwill impairment losses recorded as of December 2, 2012 and November 27, 2011 are $28.6 million.

        The changes in the carrying amount of goodwill for the years ended December 2, 2012 and November 27, 2011 are as follows (in thousands):

Balance as of November 28, 2010	$361,958
Decrease due to foreign currency translation	(932)

Balance as of November 27, 2011	$361,026
Additions due to acquisition of Comfort Revolution	357
Increase due to foreign currency translation	1,846

Balance as of December 2, 2012	$363,229

        The Company's intangible assets as of December 2, 2012 and November 27, 2011, consisted of the following:

	December 2, 2012			November 27, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life
Licenses	$4,615	$(4,615)	$—	$4,612	$(3,496)	$1,116	—
Trademarks	3,100	(73)	3,027	—	—	—	11.5
Intellectual property	3,300	(95)	3,205	—	—	—	9.5
Customer relationships	8,700	(223)	8,477	—	—	—	10.5

Total intangible assets	$19,715	$(5,005)	$14,710	$4,612	$(3,496)	$1,116	10.5

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 6: Goodwill and Other Intangible Assets (Continued)

        Amortization expense related to intangible assets was $0.7 million in fiscal 2012 and $0.3 million for fiscal 2011 and 2010, and has been recorded as a component of royalty income, net within the accompanying Consolidated Statements of Operations. Costs to renew or extend the term of a recognized intangible asset are expensed as incurred. The Company has the ability to extend the license outstanding for an additional term of five years after the completion of the initial term. The Company expects to recognize amortization expense relating to these intangibles of $1.4 million in each of the years from 2013 through 2017 and $7.5 million thereafter.

        The Company's fiscal 2012 annual evaluation for impairment of finite-lived intangible assets indicated a potential impairment of the Company's Bassett license due to significantly decreased sales of product attributable to this brand during the current year. As a result, the Company estimated the fair value of this license using an income approach. Based upon the comparison of its fair value and carrying value, an impairment charge of $0.8 million was recorded in fiscal 2012 to impair the entire remaining balance of this license. The Company did not record any impairment charges during fiscal 2011 or 2010 related to other intangible assets.

Note 7: Unconsolidated Affiliate Companies

        The Company is involved in a group of joint ventures to develop markets for Sealy branded products in Asia, New Zealand and India. Our ownership interest in these joint ventures is 50% and is accounted for under the equity method. Our net investment of $9.0 million and $9.8 million at December 2, 2012 and November 27, 2011, respectively, is recorded as a component of other assets including debt issuance costs, net within the Consolidated Balance Sheets. The Company's share of earnings for fiscal 2012, 2011 and 2010 is recorded in equity in earnings of unconsolidated affiliates.

        Summarized financial information for these joint ventures is as follows (in thousands):

	2012	2011
Current assets	$27,451	$25,627
Noncurrent assets	4,553	4,456
Current liabilities	16,432	12,223
Noncurrent liabilities	—	—

	2012	2011	2010
Revenues	$71,952	$55,925	44,946
Gross profit	45,668	35,949	27,481
Income from operations	12,863	8,173	8,372
Net income	10,350	6,742	6,898

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 8: Long Term Obligations

        Long term debt as of December 2, 2012 and November 27, 2011 consisted of the following (in thousands):

	December 2, 2012	November 27, 2011
Asset-based revolving credit facility	$—	$—
Senior notes	263,619	296,119
Convertible notes(1)	194,399	185,268
Senior subordinated notes	268,945	268,945
Financing obligations(2)	39,961	41,225
Other	2,642	324

	769,566	791,881
Less current portion	(4,045)	(1,584)

	$765,521	$790,297

(1)
Convertible notes includes accrued paid in kind interest of $6.8 million and $6.1 million for which the principal balance of the Convertible Notes had not yet been increased at December 2, 2012 and November 27, 2011, respectively.

(2)
Financing obligations are related to facilities in which the Company was involved in the construction that have been capitalized in accordance with the FASB's authoritative guidance on the effect of lessee involvement in asset construction. The related leases have terms ranging from 10 to 16 years.

        The Company's outstanding debt as of December 2, 2012 primarily consists of the following: 1) a senior secured asset-based revolving credit facility (the "Amended ABL Revolver") which is discussed further below; 2) $270.0 million in aggregate principal amount of Senior Notes, which bear interest at 10.875%; 3) $221.1 million in aggregate principal amount of senior secured convertible PIK notes due June 2016 which bear interest at 8.00% and are convertible into shares of the Company's common stock (the "Convertible Notes") and 4) $268.9 million aggregate principal amount of senior subordinated notes due June 2014, which bear interest at 8.25% per annum payable semi annually (the "2014 Notes").

  Debt Refinancing

        On May 9, 2012, the Company amended its existing senior secured asset-based revolving credit facility to extend the stated maturity of this facility until May 2017 and amend certain other provisions. In addition to the extension of the maturity date, the amendment to the facility provides for an increase in the available accordion feature on the facility which, if exercised and additional commitments are obtained, can increase the total principal amount to $150.0 million. Further, the amendment provides an adjustment to the interest margins which both reduced the margin rates and provides a feature through which they adjust based on the availability under the facility. In connection with this amendment, the Company incurred charges of $1.2 million which have been recorded as a component of deferred debt issuance costs, which, along with the remaining unamortized costs from the old facility, will be amortized over the remaining maturity of the agreement as a component of interest expense (See Note 1).

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 8: Long Term Obligations (Continued)

  Amended and Restated ABL Revolver

        The Company's Amended ABL Revolver provides for revolving credit financing of up to $100.0 million (or, if the accordion feature described above is exercised and additional commitments are obtained, $150.0 million), subject to borrowing base availability, and matures in May 2017. The borrowing base consists of the following: 1) 85% of the net amount of eligible accounts receivable and 2) the lesser of (i) 85% of the net orderly liquidation value of eligible inventory or (ii) 75% of the net amount of eligible inventory. These amounts are reduced by reserves deemed necessary by the security agents for the facility. Borrowings under the Amended ABL Revolver bear interest at the Company's choice of either a base rate (determined by reference to the highest of three rates as defined in the Amended ABL Revolver agreement) or a LIBOR rate for U.S. dollar deposits plus an applicable margin between 0.75% and 1.25% for base rate loans and 1.75% and 2.25% for LIBOR loans based on current availability. The Amended ABL Revolver also requires the Company to pay a commitment fee for the unused portion. As of December 2, 2012, there were no amounts outstanding under the Amended ABL Revolver. At December 2, 2012, the Company had approximately $50.7 million available under the Amended ABL Revolver which represents the calculated borrowing base reduced by outstanding letters of credit of $17.4 million.

        The obligations under the Company's Amended ABL Revolver are guaranteed by Sealy Mattress Corporation and all of its current and future domestic subsidiaries, and are also secured by substantially all of the assets of the Company and the assets of its current and future domestic subsidiaries through a first-priority security interest in the accounts receivable, inventory, cash, related general intangibles and instruments and proceeds of the foregoing, and a second-priority security interest in substantially all of the Company's material real property and equipment and all other assets of its current and future domestic subsidiaries that secure the Senior Notes on a first-priority basis.

        The Amended ABL Revolver agreement requires the Company to maintain a fixed charge coverage ratio in excess of 1.0 to 1.0 in periods of minimum availability under the facility where the availability for two consecutive calendar days is less than the greater of 1) 12.5% of the borrowing base under the Amended ABL Revolver and 2) $10.0 million. As of December 2, 2012, the Company was not in a minimum availability period under the Amended ABL Revolver.

        In accordance with FASB authoritative guidance, the Company will classify borrowings under its Amended ABL Revolver, which has a maturity date of more than one year from the balance sheet date, as a current liability since it includes both a lockbox arrangement and a subjective acceleration clause.

  Senior Notes

        On May 29, 2009, the Company issued $350.0 million aggregate principal amount of Senior Notes maturing April 2016 bearing interest at 10.875% per annum payable semi-annually in arrears on April 15 and October 15. The total proceeds received by the Company from the issuance of these notes was $335.9 million, resulting in an original issue discount ("OID") of $14.1 million which is based on an imputed interest rate of 11.75%. This discount will be accreted using the effective interest method over the life of the agreement with the related expense recognized as a component of interest expense in the Consolidated Statement of Operations. For fiscal 2012, 2011 and 2010, the Company recognized additional interest expense of $1.6 million, $1.5 million and $1.4 million, respectively related to the accretion of the OID. The Senior Notes rank equally in right of payment with all of the Company's existing and future senior indebtedness, including amounts outstanding under the Amended ABL

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 8: Long Term Obligations (Continued)

Revolver and the Convertible Notes and senior in right of payment to any existing and future subordinated indebtedness, including the 2014 Notes. The obligations under the Senior Notes are guaranteed by the Company and all of its current and future domestic subsidiaries, and are also secured by substantially all of the assets of the Company and the assets of its current and future domestic subsidiaries through a first-priority security interest in substantially all of the Company's material real property and equipment and all other assets of its current and future domestic subsidiaries that secure the Senior Notes on a first-priority basis, and a second-priority security interest in the accounts receivable, inventory, cash, related general intangibles and instruments and proceeds of the foregoing.

        On May 20, 2012, December 21, 2011 and May 27, 2011, the Company redeemed $10.0 million, $25.0 million and $10.0 million, respectively, of the principal amount of its outstanding Senior Notes at a redemption price of 103% of the principal amount of the notes, plus accrued and unpaid interest to the redemption date. In connection with the repurchases, the Company recognized the following charges which were recorded as a component of refinancing and extinguishment of debt in the Condensed Consolidated Statements of Operations for the nine months ended:

	December 2, 2012	November 27, 2011
Premium paid to repurchase the notes	$1,050	$300
Write-off of related debt issuance costs and original issue discount	1,862	643

        The Senior Notes are governed by an indenture which calls for the Company to offer to repurchase the notes at a price equal to 101% of the outstanding principal amount in the event of a change in control as defined in the indenture. Further, during any twelve month period commencing on the date of issuance, the Company will be entitled to redeem up to 10% of the aggregate principal amount of the Senior Notes at a redemption price equal to 103% plus accrued and unpaid interest. After April 15, 2012, the Senior Notes are subject to redemption by the Company at 30 to 60 days' notice at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, to the applicable redemption date, if redeemed during the twelve month period beginning on April 15 of each of the years indicated below:

Year	Percentage of Principal Amount
2012	108.156%
2013	105.438%
2014	102.719%
2015 and thereafter	100.000%

  Convertible PIK Notes and Related Rights

        The Convertible Notes mature in July 2016 and bear interest at 8.00% per annum payable semi-annually in arrears on January 15 and July 15. The Company does not pay interest in cash related to the Convertible Notes, but instead increases the amount of the Convertible Notes by an amount equal to the interest payable for the interest period ending immediately prior ("PIK interest"). The amount of interest payable for each interest period is calculated on the basis of the accreted principal amount as of the first day of such interest period. The Convertible Notes are convertible into shares of the Company's common stock at an initial conversion price of $1.00 per share. Interest on Convertible Notes converted between interest payment dates is forfeited.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 8: Long Term Obligations (Continued)

        There have been no conversions of Convertible Notes into shares in fiscal 2012, 2011 or 2010.

        The Convertible Notes rank equally in right of payment with all of the Company's existing and future senior indebtedness, including amounts outstanding under the Amended ABL Revolver and the Senior Notes, and senior in right of payment to any existing and future subordinated indebtedness, including the existing 2014 Notes. The Convertible Notes are also secured by a third-priority lien on all of the collateral securing the Amended ABL Revolver and the Senior Notes which liens will be effectively junior to the senior priority liens securing the Senior Notes and the Amended ABL Revolver.

        The Company accounts for the PIK interest on the Convertible Notes in accordance with the applicable FASB authoritative guidance pertaining to convertible instruments and derivative financial instruments indexed to, and potentially settled in, a company's own stock. This guidance requires an allocation of a portion of the issuance amount to an embedded beneficial conversion feature based on the difference between the effective conversion price of the convertible debt and the fair value of the underlying common stock. Upon the January 15, 2012 interest payment date, the fair value of the underlying common stock was $1.87. Therefore, a beneficial conversion feature was recognized for 87% of the total PIK interest payment. Upon the July 15, 2012 interest payment date, the fair value of the underlying common stock was $1.90. Therefore, a beneficial conversion feature was recognized for 90% of the total PIK interest payment. Upon the January 15th and July 15th interest payment dates in fiscal 2011 and 2010, the fair value of the underlying common stock was more than double the conversion price of the Convertible Notes. Therefore, a beneficial conversion feature was recognized for the entire amount of the PIK interest payment as follows:

	December 2, 2012	November 27, 2011	November 28, 2010
	(in thousands)
January 15	$7,114	$7,563	$6,991
July 15	7,654	7,864	7,271

	$14,768	$15,427	$14,262

        The outstanding balance of the Convertible Notes at December 2, 2012 was $194.4 million which includes accrued but unpaid interest as well as the total of the unamortized beneficial conversion features of $33.6 million which are recognized as a discount to the outstanding principal amount. These discounts have been reflected as a reduction of the balance of the Convertible Notes with an offsetting increase to additional paid-in capital. The recognized discounts will be accreted through interest expense over the remaining term of the Convertible Notes using the effective interest method.

  Senior Subordinated Notes

        The outstanding 2014 Notes consist of a $268.9 million aggregate principal amount maturing June 2014, bearing interest at 8.25% per annum payable semiannually in arrears on June 15 and December 15, commencing on December 15, 2004. The 2014 Notes rank junior to all of the Company's existing and future senior indebtedness and secured indebtedness, including any borrowings under the senior secured credit facilities. The 2014 Notes are guaranteed by all of the Company's domestic subsidiaries.

        The 2014 Notes are governed by an indenture which calls for the Company to offer prepayment of the notes at a price equal to 101% of the outstanding principal amount in the event of a change in

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 8: Long Term Obligations (Continued)

control as defined in the indenture. The 2014 Notes are subject to redemption at 30 to 60 days' notice at a redemption price of 100% of the principal amount, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable redemption date.

        The Company may also from time to time repurchase outstanding 2014 Notes on the open market for the purpose of retiring such notes as allowed under the restrictions provided by the Company's other credit agreements and note indentures. No such repurchases were made during fiscal 2012, 2011 or 2010.

  Other Information

        The indentures and agreements governing the Amended ABL Revolver, Senior Notes, Convertible Notes and the 2014 Notes also impose certain restrictions including, but not limited to, the payment of dividends or other equity distributions and the incurrence of debt or liens upon the assets of the Company or its subsidiaries. For instance, the agreement governing Sealy Mattress Company's Amended ABL Revolver contains restrictions on the ability of Sealy Corporation's subsidiaries to pay dividends or make other distributions to Sealy Corporation subject to specified exceptions including the satisfaction of a minimum fixed charge coverage ratio and average daily availability levels. Likewise, under the indentures governing our Senior Notes and the 2014 Notes, we are restricted from paying dividends or making other distributions to Sealy Corporation unless we are able to satisfy certain requirements or use an available exception from the limitation. As of December 2, 2012, Sealy Mattress Company is restricted in distributing the net assets of its subsidiaries in the amount of $221.4 million to its parent due to the provisions in its long-term debt agreements. However, $30.0 million would be available for distribution without restriction. At December 2, 2012, the Company was in compliance with the covenants contained within the related note indentures and agreements.

        The Company's net weighted average borrowing cost was 11.6%, 11.1% and 10.7% for fiscal 2012, 2011 and 2010, respectively. At December 2, 2012, the annual scheduled maturities of the principal amounts of long term obligations were as follows (in thousands):

2013	$4,045
2014	270,774
2015	1,961
2016	460,158
2017	2,449
Thereafter	30,179

$769,566

        The obligations recorded as a result of lessee involvement during the asset construction period is included in the above table of scheduled maturities. The interest component of these payments not included above is $19.3 million.

        As discussed further in Note 26, the Company has entered into a Merger Agreement with Tempur-Pedic pursuant to which a wholly-owned subsidiary of Tempur-Pedic will merge with and into the Company, resulting in the Company becoming a subsidiary of Tempur-Pedic. As part of the transaction it is anticipated that the Company's outstanding senior and subordinated notes will also be redeemed in accordance with the provisions of the related note indentures pursuant to the call redemption prices set forth above of 108.156% and 100%, respectively, plus accrued and unpaid interest.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 9: Commitments

  Leases

        The Company leases certain operating facilities, offices and equipment. The following is a schedule of future minimum annual operating lease commitments at December 2, 2012 (in thousands):

Fiscal Year
2013	$16,324
2014	14,130
2015	12,367
2016	11,101
2017	11,109
Thereafter	23,471

$88,502

        Rental expense charged to operations is as follows:

	Year Ended Dec. 2, 2012	Year Ended Nov. 27, 2011	Year Ended Nov. 28, 2010
	(in thousands)
Minimum rentals	$17,637	$17,158	$17,184
Contingent rentals (based upon delivery equipment mileage)	2,489	1,952	2,006

	$20,126	$19,110	$19,190

        The Company has the option to renew certain plant operating leases, with the longest renewal period extending through 2043. Most of the operating leases provide for increased rent through increases in general price levels. The Company recognizes rent expense in these situations on a straight-line basis over the lease term. Additionally, some of the leases provide for contingent rental payments based on the use of the leased assets or adjustments to future payments based on specified indices. Contingent payments directly related to the use of the assets and future adjustments of payments based on indices are expensed in the period in which the use of the asset occurs and are not included in the schedule of future minimum annual operating lease commitments.

  Severance Obligations

        The Company has employment agreements with certain of its executive officers and key employees which, among other things, provide severance benefits to those employees. During fiscal 2012, 2011 and 2010, certain executive officers of the Company resigned. In accordance with their employment agreements and Company policy, certain benefits are to be paid to these executive officers in connection with their resignation. Additionally, during these years, the Company terminated other employees who were also entitled to severance benefits. In connection with the resignation of executive officers and the termination of the other employees, the Company recorded charges related to severance obligations due to these individuals. Severance costs of $0.8 million, $0.5 million and $2.4 million for fiscal 2012, 2011 and 2010, respectively, were recorded as a component of operating income within the accompanying Consolidated Statements of Operations. Severance benefits of $0.3 million and $0.1 million have been accrued as of December 2, 2012 and November 27, 2011, respectively as a component of accrued compensation within the accompanying Consolidated Balance Sheet.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 10: Fair Value Measurements

        For assets and liabilities measured at fair value on a recurring basis during the period, the Company uses an income approach to value the assets and liabilities for outstanding derivative contracts, which include foreign currency forward and option contracts and diesel swap contracts discussed in Note 11 below. These contracts are valued using an income approach which consists of a discounted cash flow model that takes into account the present value of future cash flows under the terms of the contracts using current market information as of the reporting date such as prevailing interest rates and foreign currency spot and forward rates. The Company mitigates derivative credit risk by transacting with highly rated counterparties. The Company has evaluated the credit and non-performance risks associated with its derivative counterparties and believed them to be insignificant at December 2, 2012.

        The following table provides a summary of the fair value of assets and liabilities (in thousands):

		Fair Value Measurements at December 2, 2012 Using
	December 2, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Foreign exchange and commodity derivative assets	$18	$—	$18	$—
Foreign exchange and commodity derivative liabilities	(268)	—	(268)	—

Total	$(250)	$—	$(250)	$—

		Fair Value Measurements at November 27, 2011 Using
	November 27, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Foreign exchange and commodity derivative assets	$1,379	$—	$1,379	$—
Foreign exchange and commodity derivative liabilities	(34)	—	(34)	—
Embedded foreign currency derivative in lease agreement	56	—	—	56

Total	$1,401	$—	$1,345	$56

        Due to the short maturity of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, their carrying values approximate fair value. The fair value of long term debt which is valued using Level 1 inputs based on quoted market prices, at December 2, 2012 was as follows (in thousands):

Senior Secured Notes	$294,300
Convertible Notes	519,111
Senior Subordinated Notes	271,312

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 11: Derivative Instruments and Hedging Strategies

        The Company uses hedging contracts to manage the risk of its overall exposure to foreign currency and commodity price changes. All of the Company's designated hedging instruments are considered to be cash flow hedges.

Foreign Currency Exposure

        The Company is exposed to foreign currency risk related to purchases of materials made in a foreign currency. To manage the risk associated with fluctuations in foreign currencies, the Company enters into foreign currency forward and option contracts. The Company designates certain of these forward contract hedges as hedging instruments and enters into some forward and option contracts that are considered to be economic hedges which are not designated as hedging instruments. Whether designated or undesignated, these forward and option contracts protect against the change in value of forecasted foreign currency cash flows resulting from payments in a foreign currency. The fair values of foreign currency agreements are estimated as described in Note 8, taking into consideration current interest rates and the current creditworthiness of the counterparties or the Company, as applicable. Details of the specific instruments used by the Company to hedge its exposure to foreign currency fluctuations follow:

        At December 2, 2012, the Company had outstanding 26 forward foreign currency contracts to sell Canadian dollars and receive a total of $15.0 million US dollars at specified exchange rates with expiration dates ranging from December 2012 through August 2013. These foreign currency contracts were entered into to protect against the fluctuation in the Canadian subsidiary's US dollar denominated purchases of raw materials. The Company has formally designated these contracts as cash flow hedges, and they are expected to be highly effective in offsetting fluctuations in the forecasted purchases of these raw materials and equipment related to changes in the foreign currency exchange rates.

        The Company also enters into forward foreign currency contracts that are not designated as hedges for accounting purposes. The changes in fair value of these foreign currency hedges are included as a part of selling, general and administrative expenses in the Consolidated Statements of Operations. As of December 2, 2012, the Company did not have any outstanding foreign currency contracts that were not designated as hedges for accounting purposes.

        The maximum length of time over which the Company is hedging its exposure to the reduction in value of forecasted foreign currency cash flows through foreign currency forward agreements is through August 2013. Over the next twelve months, the Company expects to reclassify $0.2 million of deferred gains from accumulated other comprehensive income to cost of goods sold as related forecasted foreign currency payments are made.

Commodity Price Exposure

        The Company is exposed to risk associated with fluctuations in the prices of diesel fuel used in the transportation of its finished product to its customers. Periodically, the Company manages this risk by entering into fixed price swap agreements. The Company designates these fixed price swap contracts as hedging instruments. These contracts protect against the reduction in value of forecasted cash flows resulting from the purchases of diesel fuel. The fair values of the fixed price swap agreements are estimated as described in Note 10, taking into consideration current interest rates and the current creditworthiness of the counterparties or the Company, as applicable.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 11: Derivative Instruments and Hedging Strategies (Continued)

        At December 2, 2012, the Company had outstanding 15 fixed price swap contracts to purchase 1.4 million gallons of diesel fuel at specified prices from December 2012 through October 2013. Since these contracts were not formally designated as cash flow hedges, the $0.1 million change in fair value is recorded as a component of selling, general and administrative expense in the Consolidated Statements of Operation. The Company's hedging activity for diesel fuel purchases for the fiscal years ended November 27, 2011 and November 28, 2010 was not material.

        At December 2, 2012 and November 27, 2011, the only outstanding derivatives of significance were the Company's foreign exchange derivative instruments. The fair value carrying amount of these instruments was recorded as follows (in thousands):

	Asset Derivatives		Liability Derivatives
	December 2, 2012		December 2, 2012
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments
Foreign exchange contracts	Other current assets	$—	Other current liabilities	$(268)

Total derivatives designated as hedging instruments		—		(268)

Derivatives not designated as hedging instruments
Commodity fixed price swap contracts	Other current assets	18	Other current liabilities	—

Total derivatives not designated as hedging instruments		18		—

Total derivatives		$18		$(268)

	Asset Derivatives		Liability Derivatives
	November 27, 2011		November 27, 2011
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments
Foreign exchange contracts	Other current assets	$1,368	Other current liabilities	$(34)

Total derivatives designated as hedging instruments		1,368		(34)

Total derivatives		$1,368		$(34)

        The effect of derivative instruments on the Consolidated Statement of Operations for fiscal 2012 and 2011 was not significant.

Note 12: Acquisitions and Dispositions

        On June 13, 2012, the Company obtained a 45% ownership interest in a newly formed company, Comfort Revolution, an investment with the CR Member for a contribution of $10.0 million. Upon

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 12: Acquisitions and Dispositions (Continued)

formation, the CR Member contributed the assets and liabilities of its existing business. Comfort Revolution develops specialty foam and gel bedding products which are believed to complement the Company's product offerings and had net revenues of approximately $8.9 million for the fiscal year ended December 31, 2011.

        The Company's $10.0 million equity contribution to Comfort Revolution was used, in part, to retire and terminate an existing $8.1 million of debt and pay $0.4 million in legal and advisory fees. These amounts were paid to members of the acquired enterprise or their affiliates.

        In connection with the acquisition, the Company entered into a revolving credit facility arrangement with Comfort Revolution under which it is obligated to provide funding up to $20.0 million for the operations of this entity. This credit facility bears interest at a rate of 12.0% per annum and matures in June 2014. Further, Comfort Revolution will be obligated to pay royalties to the Company for its sales of Sealy and Stearns & Foster branded product under the terms of a licensing arrangement.

        The consolidated statements of operations include the results of Comfort Revolution since the date of acquisition through September 30, 2012. The assets acquired and liabilities assumed through this acquisition have been recorded at preliminary estimates of fair value based on information currently available and on current assumptions as to the future operations of Comfort Revolution. The Company will recognize additional assets or liabilities if new information is obtained during the measurement period about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets and liabilities as of that date. The measurement period will not exceed one year from the acquisition date. These preliminary estimates are subject to change upon the completion of the acquisition accounting.

        The following is a summary of the preliminary fair values of the assets acquired and liabilities assumed based on the acquisition (amounts in thousands):

Assets acquired:
Current assets, including cash and equivalents of $10,159	$16,010
Property, plant and equipment	481
Goodwill	357
Intangible assets	15,100
Other assets	35

Total assets acquired	31,983

Liabilities assumed:
Current liabilities	1,659
Other long-term liabilities	8,102

Total liabilities assumed	9,761

Noncontrolling interest	(12,222)

Net assets acquired	$10,000

        The identifiable intangible assets acquired consist of trademarks, customer relationships and intellectual property of $3.1 million, $8.7 million and $3.3 million, respectively, with such amounts based on a preliminary assessment of the fair value. The fair value of the noncontrolling interest was

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 12: Acquisitions and Dispositions (Continued)

determined using a market approach based on the Company's acquisition of its 45% ownership stake in Comfort Revolution as well as the enterprise values of comparable companies in the industry.

        Between the acquisition date and September 30, 2012, Comfort Revolution recognized revenues and a net loss of $3.4 million and $2.2 million, respectively. During fiscal 2012, we incurred acquisition related costs for Comfort Revolution of $0.7 million which have been recorded as a component of selling, general and administrative expense in the accompanying Condensed Consolidated Statements of Operations.

Note 13: Discontinued Operations

  European Operations

        On November 18, 2010, management committed to a plan to divest the assets of its European manufacturing operations in France and Italy which represented its Europe segment. Through this transaction, the assets and liabilities of the European manufacturing operations were assumed by C.F.G. S.r.L. ("CFG"). Consideration received in this transaction was the assumption of the net debt of the European operations, which approximated 6.5 million Euro, by CFG. Concurrent with this transaction, CFG has entered into a license agreement with Sealy Corporation through which the Company will receive royalty payments on sales of Sealy and Stearns & Foster branded product in the Western European market.

        In the third quarter of fiscal 2010, the Company recorded an impairment charge of $23.0 million, net of tax, on the European manufacturing facility based on the estimated cash flows associated with the business. This charge included the accumulated foreign currency translation adjustment previously recorded in other comprehensive income. In the fourth quarter of fiscal 2010, the Company recorded a net loss on disposal of $2.4 million in connection with the sale of the business to CFG.

        The Company expects to receive income in future periods from the license arrangement to sell Sealy branded product in these markets over the term of the agreement which, initially, is five years with options to extend or renew the contract. The Company has concluded that the license fees constitute a passive royalty interest and the Company has no continuing involvement in the disposed business.

        In connection with the sale of the Company's European manufacturing operations, the Company made certain guarantees with respect to the existence of liabilities and deficiencies related to assets as of the closing date that were not reflected in the European business' financial statements as of the closing date. Further, certain guarantees were made with respect to losses or damages incurred by the purchaser related to any misrepresentations or warranties made by the Company, outstanding disputes or judicial proceedings. Such guarantees are limited to an aggregate amount of €1.8 million ($2.3 million) under the terms of the contract. During fiscal 2012, the Company settled certain outstanding claims related to these guarantees for €1.8 million ($2.3 million).

        During fiscal 2011, the Company recognized additional expenses related to the disposition of its European manufacturing operations which were primarily related to services rendered in connection with the disposition. There are no remaining assets or liabilities recorded as of December 2, 2012 related to the European manufacturing operations.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 13: Discontinued Operations (Continued)

  Brazilian Operations

        In November 2010, management ceased manufacturing operations in Brazil. Concurrently, the Company entered into a license agreement with a third party to sell Sealy product in certain regions of this market. Additionally, the Company entered into a lease agreement with another third party to lease the manufacturing facility and related equipment. The property that will continue to be leased is not considered part of discontinued operations. See Note 22 for further details surrounding certain terms of the leasing arrangement.

        The Company expects to receive income in future periods from the license arrangement to sell Sealy branded product in the Brazilian markets over the term of the agreement which, initially, is 5 years with options to extend or renew the contracts. The Company has concluded that this constitutes a passive royalty interest and the Company has no continuing involvement in the disposed business.

        During fiscal 2012, 2011, and 2010, the Company continued the liquidation of certain of its assets related to its Brazil operations. The charges related to these activities were recorded as a component of discontinued operations. The remaining current assets and liabilities of the Brazilian operations reflected within the Consolidated Balance Sheet at December 2, 2012 were immaterial.

  Total Discontinued Operations

        The operating results of the discontinued operations in total are summarized below (in thousands):

	December 2, 2012	November 27, 2011	November 28, 2010
Net sales	$—	$—	$101,105
Loss before income taxes(a)	(769)	(2,116)	(36,679)
Income tax provision (benefit)	—	(135)	(679)

Loss from operations of discontinued operations	(769)	(1,981)	(36,000)
Loss on disposition of business	(1,193)	(2,251)	(2,399)

Loss from discontinued operations	$(1,962)	$(4,232)	$(38,399)

(a)
Loss before income taxes for fiscal 2010 includes a $23.0 million impairment charge related to the assets of the Company's European manufacturing operations.

Note 14: Refinancing and Extinguishment of Debt

        Expenses related to refinancing and extinguishment of debt included non-cash charges of $1.9 million, $0.6 million and $2.7 million for fiscal 2012, 2011 and 2010, respectively, related to the write-off of debt issuance costs and original issue discount associated with the redemption of the Senior Notes that were repurchased during each of these fiscal years. The Company also recognized cash charges of $1.1 million, $0.3 million and $1.1 million for fiscal 2012, 2011 and 2010, respectively, which represent the premiums that were paid to repurchase these notes. See Note 8 for further details.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 15: Income Taxes

        The Company and its domestic subsidiaries file a consolidated U.S. Federal income tax return. Income tax provision (benefit) consists of:

	Year Ended
	December 2, 2012	November 27, 2011	November 28, 2010
	(in thousands)
Current:
Federal	$1,245	$(8,892)	$97
International	11,286	10,862	15,168
State and local	(1,629)	229	2,102

	10,902	2,199	17,367
Deferred:
Federal	(2,112)	2,495	1,975
International	3,088	366	(1,164)
State and local	670	(956)	310

	1,646	1,905	1,121

Total tax expense	$12,548	$4,104	$18,488

        Earnings before income taxes consisted of the following:

	Year Ended
	December 2, 2012	November 27, 2011	November 28, 2010
	(in thousands)
United States	$(26,977)	$(37,941)	$(133)
International	35,135	33,018	39,670

	$8,158	$(4,923)	$39,537

        The differences between the actual tax expense and tax expense computed at the statutory U.S. Federal tax rate are explained as follows:

	Year Ended
	December 2, 2012	November 27, 2011	November 28, 2010
	(in thousands)
Income tax expense computed at statutory rates
Federal income tax expense	$2,855	$(1,723)	$13,838
State and local income taxes, net of federal tax benefit	236	(607)	1,783
Country mix impacts of foreign operations	(3,115)	(2,358)	524
Withholding taxes	4,534	1,842	—
Change in valuation allowance on deferred tax assets	(87)	(441)	(911)
Effect of non deductible meals and entertainment	469	368	322
Non-deductible paid-in-kind interest	8,365	7,145	5,040
Income tax reserve adjustments	(687)	(83)	(671)
Foreign dividends	1,305	—	—
Officers compensation	1,033	—	—
Domestic production activities deduction	(479)	—	—
Foreign tax credit	(2,187)	—	—
Other items, net	306	(39)	(1,437)

Total income tax expense	$12,548	$4,104	$18,488

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 15: Income Taxes (Continued)

        Unrecognized tax benefit adjustments result from a reduction in the income tax reserve as a result of the elimination of certain federal and state tax exposures during fiscal 2012 and 2011 due to the expiration of the statute of limitations.

        Deferred income taxes reflect the tax effect of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. The Company's total deferred tax assets and liabilities and their significant components are as follows:

	2012		2011
	Current Asset (Liability)	Noncurrent Asset (Liability)	Current Asset (Liability)	Noncurrent Asset (Liability)
	(in thousands)
Accrued salaries and benefits	$6,100	$7,599	$6,550	$8,667
Allowance for doubtful accounts	3,163	—	4,939	—
Plant shutdown, idle facilities, and environmental costs	276	353	350	394
Tax credit and loss carryforward benefit	271	20,646	1,399	23,459
Accrued warranty reserve	3,338	2,657	2,560	2,316
Other accrued reserves	762	—	475	—
Property, plant and equipment	842	(16,299)	780	(18,133)
Intangible assets	293	(8,778)	(327)	(9,075)
Debt financing costs	—	585	—	789
Pension obligation	—	8,170	—	6,313
Cash discounts	7,083	—	5,325	—
Inventory	2,062	—	1,620	—
All other	(582)	1,849	1,952	1,187

	23,608	16,782	25,623	15,917

Valuation allowance	(5,029)	(12,930)	(4,274)	(14,694)

	$18,579	$3,852	$21,349	$1,223

        The fiscal 2012 and 2011 current and noncurrent deferred tax asset (liability), above, include amounts that are recorded in other current liabilities and noncurrent assets on the consolidated balance sheets, as appropriate.

        The Company had a valuation allowance against certain deferred tax assets of $18.0 million at December 2, 2012 and $19.0 million at November 27, 2011, primarily reflecting uncertainties regarding utilization of loss carryforward benefits in certain foreign and state jurisdictions.

        At December 2, 2012, the Company had unused tax affected state net operating loss and tax credit benefits of $7.4 million generally expiring from 2012 through 2028. There is a valuation allowance of $7.4 million against the amount of these tax affected benefits as the Company, at this time, expects that portion to expire unused.

        During fiscal 2012, we identified an opportunity to utilize favorable tax attributes to efficiently repatriate approximately $51.0 million of foreign earnings to the U.S. from our foreign subsidiaries. Such repatriation of foreign cash is expected to occur in the first quarter of fiscal 2013 and allows us more flexibility in the redemption of our outstanding debt in the U.S. As a result of this decision, we recognized $4.4 million of additional income tax expense during fiscal 2012 including $3.0 million of deferred tax liabilities on a portion of our undistributed earnings from foreign operations for which no provision for U.S. federal and/or state income tax and foreign withholding tax had previously been made. A provision has not been made for U.S. or foreign taxes on the remaining undistributed earnings of foreign subsidiaries considered indefinitely invested.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 15: Income Taxes (Continued)

        A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2012	2011
	(in thousands)
Unrecognized tax benefits, beginning of year	$13,922	$14,770
Gross increases—tax positions related to the current year	1,608	1,737
Gross increases—tax positions related to the prior year	—	76
Gross decreases—tax positions related to the current year	—	—
Gross decreases—tax positions related to the prior year	(1)	(208)
Decreases for lapses in statutes of limitations	(1,487)	(2,256)
Decreases for settlements with taxing authorities	(1,742)	(197)

Unrecognized tax benefits, end of year	$12,300	$13,922

Net change	($1,622)	($848)

        As of December 2, 2012, $4.5 million represents the amount of unrecognized tax benefits that, if recognized, would favorably impact the effective tax rate in future periods.

        The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. Additional interest and penalties, recorded as a component of income tax expense during fiscal 2012 and 2011, were as follows:

	2012	2011
	(in thousands)
Additional (reduction in) interest, net	16	15
Additional (reduction in) penalties	(396)	(281)

        Accrued interest and penalties related to the Company's uncertain tax positions recognized in the Consolidated Balance Sheets are as follows:

	2012	2011
	(in thousands)
Accrued interest	3,707	3,691
Accrued penalties	1,495	1,891

        The Company expects the liability for uncertain tax positions to decrease by $0.8 million within the succeeding twelve months due to expiration of income tax statute of limitations.

        Significant judgment is required in evaluating the Company's federal, state and foreign tax positions and in the determination of its tax provision. Despite the Company's belief that its liability for unrecognized tax benefits is adequate, it is often difficult to predict the final outcome or the timing of the resolution of any particular tax matter. The Company may adjust these liabilities as relevant circumstances evolve, such as guidance from the relevant tax authority, or resolution of issues in the courts. These adjustments are recognized as a component of income tax provision (benefit) entirely in the period in which they are identified. While the Company is currently undergoing examinations of certain of its corporate income tax returns by tax authorities, no issues related to these reserves have been presented to the Company and the Company has not been informed that such audits will result in an assessment or payment of taxes related to these positions during the one year period following

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 15: Income Taxes (Continued)

December 2, 2012. The Company also cannot predict when or if any other future tax payments related to these tax positions may occur.

        Federal years open to examination are fiscal year 2004 and forward. State and international jurisdictions remain open to examination for various years from fiscal year 2000 and forward.

Note 16: Retirement Plans

  Defined Contribution Plans

        Substantially all employees are covered by defined contribution profit sharing plans, where specific amounts (as annually established by the Company's Board of Directors) are set aside in trust for retirement benefits. Profit sharing expense was $6.6 million for the year ended December 2, 2012 and $4.5 million for each of the years ended November 27, 2011 and November 28, 2010, respectively.

  Company Pension Plans

        The Company has a noncontributory, defined benefit pension plan covering current and former hourly employees at four of its active plants and eight previously closed U.S. facilities. Sealy Canada, Ltd. (a 100% owned subsidiary of the Company) also sponsors a noncontributory, defined benefit pension plan covering hourly employees at one of its facilities. Both plans provide retirement and survivorship benefits based on the employees' credited years of service. The Company's funding policy provides for contributions of an amount between the minimum required and maximum amount that can be deducted for federal income tax purposes.

        Pension plan assets consist of investments in various equity and fixed income mutual funds as well as money market mutual funds. The long-term rate of return for the plans is based on the weighted average of the plans' investment allocation and the historical returns for those asset categories. Because future compensation levels are not a factor in these plans' benefit formula, the accumulated benefit obligation is approximately equal to the projected benefit obligation as reported below. The discount rate is based on the returns on long-term bonds in the private sector and incorporates a long-term inflation rate. Summarized information for the plans follows:

  Expenses and Status

        Components of net periodic pension cost for employees included in the Consolidated Statements of Operations were as follows:

	2012	2011	2010
	(in thousands)
Service cost	$942	$788	$1,258
Interest cost	1,537	1,454	1,713
Expected return on assets	(1,588)	(1,447)	(1,246)
Amortization of unrecognized net loss	821	524	498
Amortization of unrecognized prior service cost	151	167	226

Total net periodic pension cost	1,863	1,486	2,449
Less: Net periodic pension cost of discontinued operations	—	—	(506)

Net periodic pension cost	$1,863	$1,486	$1,943

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 16: Retirement Plans (Continued)

        The other changes in plan assets and benefit obligations recognized in accumulated other comprehensive income were:

	2012	2011	2010
	(in thousands)
Net loss	$6,102	$5,585	$1,179
Amortization of prior service cost	(151)	(167)	(169)
Amortization of net loss	(821)	(524)	(498)

Total recognized in other comprehensive income	$5,130	$4,894	$512

        The following assumptions, calculated on a weighted-average basis, were used to determine pension costs for the Company's pension plans:

	2012	2011	2010
Settlement (discount) rate(a)	4.72%	5.48%	5.70%
Expected long term return on plan assets	7.38%	7.85%	7.85%
Weighted average rate of increase in future compensation levels	0.00%	0.00%	0.00%

(a)
Due to current economic differences in the interest rates in the jurisdictions of the retirement plans, the discount rates used in fiscal 2012 to determine the expenses for the United States retirement plan and Canadian retirement plan were 4.75% and 4.45%, respectively.

  Obligations and Funded Status

        The measurement date for all of the Company's pension plans is the date of the fiscal year end. The funded status of the pension plans as of December 2, 2012 and November 27, 2011, was as follows:

	2012	2011
	(in thousands)
Change in Benefit Obligation:
Projected benefit obligation at beginning of year	$32,525	$26,580
Service cost	942	788
Interest cost	1,537	1,454
Plan changes	—	127
Actuarial losses	6,869	4,687
Benefits paid	(703)	(705)
Expenses paid	(334)	(302)
Foreign currency exchange rate changes	176	(104)

Projected benefit obligation at end of year	$41,012	$32,525

Change in Plan Assets:
Fair value of plan assets at beginning of year	$21,161	$17,905
Actual return on assets	2,354	551
Employer contribution	1,890	3,787
Benefits paid	(703)	(705)
Expenses paid	(334)	(302)
Foreign currency exchange rate changes	140	(75)

Fair value of plan assets at end of year	$24,508	$21,161

Funded status	$(16,504)	$(11,364)

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 16: Retirement Plans (Continued)

	2012	2011
	(in thousands)
Amounts Recognized in the Consolidated Balance Sheets:
Noncurrent portion of benefit liability	$(16,504)	$(11,364)
Accumulated other comprehensive income	22,281	17,060

Net amount recognized as of fiscal year end	$5,777	$5,696

Accumulated Benefit Obligation and Fair Value of Assets:
Accumulated benefit obligation	$(41,012)	$(32,525)
Projected benefit obligation	(41,012)	(32,525)
Fair value of assets	24,508	21,161

Unfunded projected benefit obligation	$(16,504)	$(11,364)

	2012	2011
	(in thousands)
Amounts Recognized in Accumulated Other Comprehensive Income:
Net loss	$21,033	$15,687
Prior service credit	1,248	1,373

Net amount recognized as of fiscal year end	$22,281	$17,060

        The following assumptions, calculated on a weighted-average basis, were used to determine benefit obligations for the Company's pension plans as of December 2, 2012 and November 27, 2011:

	2012	2011	2010
Settlement (discount) rate(a)	4.00%	4.72%	5.48%
Expected long term return on plan assets	6.93%	7.85%	7.85%
Weighted average rate of increase in future compensation levels	0.00%	0.00%	0.00%

(a)
The discount rates used in fiscal 2012 to determine the benefit obligations for the United States retirement plan and Canadian retirement plan were both 4.00%.

        The amounts in accumulated other comprehensive income/(loss) that are expected to be recognized as components of net income during the next year are as follows:

Amortization of net loss	$1,089
Amortization of prior service cost	145

  Plan Contributions and Expected Benefit Payments

        During fiscal 2013, we expect to contribute $2.8 million to our pension plans from available cash and equivalents. The following table presents estimated future benefit payments:

Fiscal 2013	$665
Fiscal 2014	715
Fiscal 2015	790
Fiscal 2016	895
Fiscal 2017	991
Fiscal 2018 - Fiscal 2022	7,268

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 16: Retirement Plans (Continued)

  Pension Plan Asset Information

        Investment Objective and Strategies.    Our investment objectives are to minimize the volatility of the value of our pension assets relative to pension liabilities and to ensure assets are sufficient to pay plan benefits. Target and actual asset allocations are as follows:

	2012 Target	2012 Actual	2011 Actual
Allocation of plan assets:
Equity securities	60.00%	60.37%	80.24%
Debt securities	40.00%	36.40%	16.71%
Other	0.00%	3.23%	3.05%

Total plan assets	100.00%	100.00%	100.00%

        Investment strategies and policies reflect a balance of risk-reducing and return-seeking considerations. The objective of minimizing the volatility of assets relative to liabilities is addressed primarily through asset diversification. Assets are broadly diversified across many asset classes to achieve risk-adjusted returns that, in total, lower asset volatility relative to liabilities. Our policy to rebalance our investment regularly ensures that actual allocations are in line with target allocations as appropriate.

        Strategies to address the goal of ensuring sufficient assets to pay benefits include target allocations to a broad array of asset classes that provide return, diversification and liquidity.

        The plan's investment fiduciaries are responsible for setting asset allocation targets, and monitoring asset allocation and investment performance. The Company's pension investment manager has discretion to manage assets to ensure compliance with the asset allocations approved by the plan fiduciaries.

        Significant Concentrations of Risk.    Significant concentrations of risk in our plan assets relate to equity, interest rate, and operating risk. In order to ensure assets are sufficient to pay benefits, a portion of plan assets is allocated to equity investments that are expected, over time, to earn higher returns with more volatility than fixed income investments which more closely match pension liabilities. Within equities, risk is mitigated by constructing a portfolio that is broadly diversified by geography, market capitalization, investment style and process.

        In order to minimize asset volatility relative to the liabilities, a portion of plan assets are allocated to fixed income investments that are exposed to interest rate risk. Rate increases will generally result in a decline in fixed income assets while reducing the present value of the liabilities. Conversely, rate decreases will increase fixed income assets, partially offsetting the related increase in the liabilities.

        Operating risks primarily include the risks of inadequate diversification and insufficient oversight. To mitigate this risk, investments are diversified across and within asset classes in support of investment objectives. Policies and practices to address operating risks include ongoing oversight, plan and asset class investment guidelines, and periodic reviews to these guidelines to ensure adherence.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 16: Retirement Plans (Continued)

        Expected Long-Term Return on Plan Assets.    The expected long-term return assumption at December 2, 2012 was 7.50% for the United States retirement plan and 6.25% for the Canadian plan. The expected long-term return assumption is based on historical and projected rates of return for current and planned asset classes in the plan's investment portfolio. The assumption considers various sources, primarily inputs from advisors for long-term capital market returns, inflation, bond yields, and other variables, adjusted for specific aspects of our investment strategy by plan.

        The investments in plan assets primarily consist of mutual funds and money market funds. Investments in mutual funds and money market funds are valued at the net asset value per share or unit multiplied by the number of shares or units held as of the measurement date. The fair value of the Company's pension benefit plan assets at December 2, 2012 by asset category was as follows:

	December 2, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Equity
Mutual funds—U.S. companies	$10,053	$—	$10,053	$—
Mutual funds—International companies	4,734	—	4,734	—

Total equity funds	14,787	—	14,787	—
Mutual funds—fixed income	8,797	—	8,797	—
Money market funds	924	—	924	—

Total	$24,508	$—	$24,508	$—

	November 27, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Equity
Mutual funds—U.S. companies	$7,322	$—	$7,322	$—
Mutual funds—International companies	9,552	—	9,552	—

Total equity funds	16,874	—	16,874	—
Mutual funds—fixed income	3,632	—	3,632	—
Money market funds	655	—	655	—

Total	$21,161	$—	$21,161	$—

Multi-Employer Benefit Plans

        Approximately 68% of our domestic employees are represented by various labor unions with separate collective bargaining agreements. As of December 2, 2012, our domestic and international manufacturing plants employed 859 and 486 employees, respectively, who were covered under collective

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 16: Retirement Plans (Continued)

bargaining agreements expiring within one year. Hourly employees working at ten of the Company's domestic manufacturing facilities are covered by union sponsored retirement plans. Further, employees working at three of the Company's domestic manufacturing facilities are covered by union sponsored health and welfare plans. These plans cover both active employees and retirees. Through the health and welfare plans, employees received medical, dental, vision, prescription and disability coverage. The Company's cost associated with these plans consists of periodic contributions to these plans based upon employee participation. The expense recognized by the Company for such contributions was as follows (in thousands):

	2012	2011	2010
Multi-employer retirement plan expense	$5,092	$5,284	$4,779
Multi-employer health and welfare plan expense	$3,098	$3,089	$2,755

        The risks of participating in multi-employer pension plans are different from the risks of participating in single-employer pension plans in the following respects: 1) Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers; 2) If a participating employer ceases its contributions to the plan, the unfunded obligations of the plan allocable to the withdrawing employer may be borne by the remaining participant employers; 3) If the Company withdraws from the multi-employer pension plans in which it participates, the Company may be required to pay those plans an amount based on its allocable share of the underfunded status of the plan. As discussed in Note 25, the Company expects to incur a withdrawal liability of $1.8 million related to the relocation of its Portland, Oregon manufacturing facility.

        The following table presents information regarding the multi-employer pension plans that are significant to the Company:

		Pension Protection Act Zone Status(1)			Contributions of Sealy Corporation
									Expiration Date of Collective Bargaining Agreement
	EIN/Pension Plan Number			FIP/RP Status Pending/ Implemented(2)				Surcharge Imposed(3)
Pension Fund		2012	2011		2012	2011	2010
					(in thousands)
United Furniture Workers Pension Fund A(4)	13-5511877-001	Red	Red	Implemented	$1,117	$1,546	$890	Yes, 10%	2013 and 2014
Pension Plan of the National Retirement Fund(4)	13-6130178-001	Red	Red	Implemented	$890	927	1,039	Yes, 10%	2013

(1)
The Pension Protection Act of 2006 ranks the funded status of multi-employer pension plans depending upon a plan's current and projected funding. A plan is in the Red Zone (Critical) if it has a current funded percentage less than 65%. A plan is in the Yellow Zone (Endangered) if it has a current funded percentage of less than 80%, or projects a credit balance deficit within seven years. A plan is in the Green Zone (Healthy) if it has a current funded percentage greater than 80% and does not have a projected credit balance deficit within seven years. The zone status is based on the plan's year end rather than the Company's. The zone status listed above is based on information that the Company received from the plan and is certified by the plan's actuary for the most recent year available.

(2)
Funding Improvement Plan or Rehabilitation Plan as defined in the Employment Retirement Security Act of 1974 has been implemented or is pending.

(3)
Indicates whether the Company paid a surcharge to the plan in the most current year due to funding shortfalls and the amount of the surcharge.

(4)
The Company was not listed in the plan's Form 5500 as providing more than 5% of the total contributions for the most recent plan year available.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 17: Redeemable Noncontrolling Interest

        The Company is party to a put and call arrangement with respect to the common securities that represent the 55% noncontrolling interest from the acquisition of Comfort Revolution. The call arrangement may be exercised by the Company upon the fifth anniversary of the acquisition date. Likewise, the put arrangement may be exercised by the CR Member upon the sixth anniversary of the acquisition date. The redemption value of both the put and the call arrangement is equal to 7.5 times earnings before interest, taxes, depreciation and amortization ("EBITDA"), as defined in the related LLC agreement, of Comfort Revolution for the preceding 12 months, adjusted for net debt outstanding and multiplied by the 55% ownership interest held by the CR Member. Due to the existing put and call arrangements, the noncontrolling interest is considered to be redeemable in accordance with the related authoritative accounting guidance and is recorded on the balance sheet as a redeemable noncontrolling interest outside of permanent equity. The redeemable noncontrolling interest is recognized at the higher of 1) the accumulated earnings associated with the noncontrolling interest or 2) the redemption value as of the balance sheet date. At December 2, 2012, the redeemable noncontrolling interest was recorded based on the fair value upon acquisition and the accumulated losses of Comfort Revolution since the acquisition date. The redemption amount as of December 2, 2012 is an insignificant amount.

        A reconciliation of redeemable noncontrolling interests for the year ended December 2, 2012 is as follows (in thousands):

Balance, beginning of period	$—
Acquisition of redeemable noncontrolling interest	12,222
Net loss attributable to noncontrolling interest	(1,187)

Balance, end of period	$11,035

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 18: Summary of Interim Financial Information (Unaudited)

        Quarterly financial data for the years ended December 2, 2012 and November 27, 2011, is presented below:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Amounts in thousands, except for share and per share data)
2012:
Net sales	$312,290	$312,031	$365,434	$358,115
Gross profit	122,375	127,020	148,205	141,907
Income (loss) from continuing operations	1,606	2,815	110	(3,746)
Loss from discontinued operations	(370)	(1,137)	(307)	(148)
Net loss attributable to noncontrolling interest	—	—	91	1,096
Net income (loss) attributable to common shareholders	1,236	1,678	(106)	(2,798)
Earnings per share—Basic
Income (loss) from continuing operations	0.02	0.03	—	(0.03)
Loss from discontinued operations	—	(0.01)	—	—

Earnings (loss) attributable to common shareholders	0.02	0.02	—	(0.03)
Earnings per share—Diluted
Income (loss) from continuing operations	0.01	0.03	—	(0.03)
Loss from discontinued operations	—	(0.01)	—	—

Earnings (loss) attributable to common shareholders	0.01	0.02	—	(0.03)
2011:
Net sales	$305,529	$321,296	$334,067	$269,259
Gross profit	118,504	125,074	137,000	98,124
Income from continuing operations	130	750	7,489	(14,025)
Loss from discontinued operations	(1,032)	(1,127)	(891)	(1,182)
Net income (loss)	(902)	(377)	6,598	(15,207)
Earnings per share—Basic
Income from continuing operations	—	0.01	0.07	(0.14)
Loss from discontinued operations	(0.01)	(0.01)	—	(0.01)

Earnings (loss)	(0.01)	—	0.07	(0.15)
Earnings per share—Diluted
Income from continuing operations	—	0.01	0.04	(0.14)
Loss from discontinued operations	(0.01)	(0.01)	—	(0.01)

Earnings (loss)	(0.01)	—	0.04	(0.15)

Note 19: Accumulated Other Comprehensive Income

        Comprehensive (loss) income includes net income, foreign currency translation adjustments, net accumulated derivative gains and losses on cash flow hedges not yet realized and changes in actuarial losses and prior service credits for defined benefit pension liabilities. The following table provides the

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 19: Accumulated Other Comprehensive Income (Continued)

components of accumulated other comprehensive income in the Condensed Consolidated Balance Sheets (in thousands):

	December 2, 2012	November 27, 2011
Unrealized gain (loss) on cash flow hedges, net of tax of $(104) and $519, respectively	$(164)	$815
Unrealized actuarial loss and prior service credit for pension liability, net of tax of $8,616 and $6,623, respectively	(13,666)	(10,438)
Accumulated foreign currency translation adjustment	17,193	9,114

	$3,363	$(509)

Note 20: Contingencies

  Product Warranty Claims

        During fiscal 2012, the Company identified a manufacturing defect with respect to certain of its foundation units that were sold to certain customers during the 2008 through 2011 fiscal years. The Company plans to repair or replace these defective foundation units and is expected to incur costs of $1.6 million related to the replacement products, and charges for transportation and labor. This expense was recorded as a component of cost of goods sold in the accompanying Condensed Consolidated Statement of Operations.

  Legal Proceedings

        On July 19, 2012, a purported shareholder of the Company filed a shareholder derivative complaint in the Court of Chancery of the State of Delaware against the members of the Company's Board of Directors (the "Board"), styled Plourde, v. Rogers et al., Civ. Action No. 7709-VCP. The complaint alleges that the Board and certain executive officers had breached their fiduciary duty to the Company from at least April 2009 through the present by acting in the interests of Kohlberg Kravis & Roberts & Co. L.P. ("KKR"), the Company's largest shareholder, instead of in the interests of the Company. The complaint alleges that the Board allowed the Company to pay unreasonable fees to KKR's in-house consulting firm, caused the Company to make misstatements and omissions about its financial results and relationship with KKR, and changed director and officer compensation arrangements to align with KKR's interests. The complaint alleges that three of the current members of the Board are directly affiliated with KKR, and that other Board members are not independent. The complaint seeks unspecified damages and asserts against the Board claims for: (1) breach of the duty of candor/disclosure, (2) breach of the duty to oversee the Company, and (3) gross mismanagement. On January 29, 2013, the Delaware Court of Chancery granted a Notice and Order of Dismissal submitted by the plaintiff, which dismissed without prejudice this derivative case.

        Six purported class action lawsuits have been filed relating to the Merger. One suit was filed in North Carolina state court and five were filed in the Delaware Court of Chancery by purported stockholders of the Company against the Company, the Company's directors, the Silver Lightning Merger Company ("Sub"), and Tempur-Pedic. Justewicz v. Sealy Corp., et al. ("North Carolina Action")

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 20: Contingencies (Continued)

was filed on October 3, 2012, in the General Court of Justice, Superior Court Division in North Carolina ("North Carolina Court"). On November 13, 2012, the Delaware Court of Chancery consolidated all five Delaware actions into a single action, now styled as In re Sealy Corporation Shareholder Litigation ("Delaware Action"). Plaintiff in the North Carolina Action and plaintiffs in the Delaware Action allege, among other things, that the defendants have breached their fiduciary duties to the Company's stockholders and that the Company, Sub and Tempur-Pedic aided and abetted the Company's directors' alleged breach of fiduciary duties. The complaints also claim that the Merger Consideration is inadequate, that the Merger Agreement contains unfair deal protection provisions, that the Company's directors are subject to conflicts of interests, and that the Preliminary Information Statement filed by the Company on October 30, 2012, omits material information concerning the negotiation process leading to the proposed transaction and the valuation of the Company.

        On October 12, 2012, plaintiff in the North Carolina Action brought a Motion for Expedited Discovery and for a Hearing and Briefing Schedule on Plaintiff's Motion for a Preliminary Injunction. On October 24, 2012, defendants in the North Carolina Action brought a Motion to Stay the North Carolina Action in favor of the Delaware Action. On November 7, 2012, the North Carolina Action plaintiff amended his complaint to add allegations claiming that the Preliminary Information Statement filed by the Company on October 30, 2012, did not provide sufficient information. Following briefing and a hearing on November 8, 2012, the North Carolina Court stayed the North Carolina Action.

        On November 19, 2012, plaintiffs in the Delaware Action filed a consolidated amended complaint, a motion for expedited proceedings, and a motion for a preliminary injunction.

        The Company believes that the allegations in these lawsuits are entirely without merit. On January 22, 2013, solely to avoid the burden, expense and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the parties to the Delaware Action entered into a memorandum of understanding setting forth an agreement-in-principle providing for a settlement of the Delaware Action (the "Proposed Settlement"). In connection with the Proposed Settlement, the Company agreed to include certain supplemental disclosures in an amended information statement. The Proposed Settlement provides for the release of all claims by Company stockholders concerning the Merger Agreement, the Merger, and the disclosures made in connection with the Merger, including all claims that were asserted or could have been asserted in the Delaware Action and the North Carolina Action. The Proposed Settlement does not provide for the payment of additional monetary consideration to Company stockholders and the Proposed Settlement does not affect the rights of any Company stockholder to seek appraisal pursuant to Section 262 of the Delaware General Corporation Law. The Proposed Settlement is subject to definitive documentation and approval by the Delaware Court of Chancery.

        In March 2012, Hernandez et al v. Sealy Mattress Manufacturing Co. was filed in Superior Court in California with respect to some allegations of improper wage and hour calculations in accordance with California state law. The Company is vigorously defending this lawsuit and it is too early to determine a potential liability related to this action as there has been little discovery and the matter has not yet been presented for class certification.

  Environmental

        The Company is currently conducting an environmental cleanup at a formerly owned facility in South Brunswick, New Jersey pursuant to the New Jersey Industrial Site Recovery Act. The Company

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 20: Contingencies (Continued)

and one of its subsidiaries are parties to an Administrative Consent Order issued by the New Jersey Department of Environmental Protection. Pursuant to that order, the Company and its subsidiary agreed to conduct soil and groundwater remediation at the property. The Company does not believe that its manufacturing processes were the source of contamination. The Company sold the property in 1997. The Company and its subsidiary retained primary responsibility for the required remediation. Previously, we removed and disposed of contaminated soil from the site with the New Jersey Department of Environmental Protection approval, the Company has installed a groundwater remediation system on the site. During 2005, with the approval of the New Jersey Department of Environmental Protection, the Company removed and disposed of sediment in Oakeys Brook adjoining the site. The Company continues to monitor ground water at the site. During 2012, with the approval of the New Jersey Department of Environmental Protection, the Company commenced the removal and disposal of additional contaminated soil from the site. The Company has recorded a reserve as a component of other accrued expenses and other noncurrent liabilities in the accompanying Consolidated Balance Sheets as of December 2, 2012 for $1.6 million ($2.0 million prior to discounting at 4.75%) associated with this remediation project.

        The Company is also remediating soil and groundwater contamination at an inactive facility located in Oakville, Connecticut. Although the Company is conducting the remediation voluntarily, it obtained Connecticut Department of Environmental Protection approval of the remediation plan. The Company has completed essentially all soil remediation under the remediation plan and is currently monitoring groundwater at the site. The Company identified cadmium in the ground water at the site and removed the contaminated soil and rock from the site during fiscal 2007. In December 2012, the Company received from the Connecticut Department of Energy and Environmental Protection approval of the Company's closure report for the upper parcel of the Company's Oakville, Connecticut site. The Company has recorded a liability of approximately $0.1 million associated with the additional work and ongoing monitoring. The Company believes the contamination is attributable to the manufacturing operations of previous unaffiliated occupants of the facility.

        While the Company cannot predict the ultimate timing or costs of the South Brunswick and Oakville environmental matters, based on facts currently known, the Company believes that the accruals recorded are adequate and does not believe the resolution of these matters will have a material effect on the financial position or future operations of the Company; however, in the event of an adverse decision by the agencies involved, or an unfavorable result in the New Jersey natural resources damages matter, these matters could have a material adverse effect.

        In 1998, the Company sold an inactive facility located in Putnam, Connecticut. During 2012, the Company received a letter from the attorney for the current owner of that property claiming that Sealy may have some responsibility for an environmental condition on the property. The Company has requested additional information on this matter and is awaiting receipt of that information.

        During fiscal 2010, the Company was assessed $8.0 million by the Brazilian government for the failure to provide certain income tax filings. Due to the accumulated net operating losses in this jurisdiction, the Company's exposure is expected to be limited. At December 2, 2012, the Company had recorded a reserve of $1.0 million related to the expected requirement to pay certain sales tax, fees and penalties associated with this assessment as a component of accrued expenses.

        As of December 2, 2012, the Company had been notified of several outstanding contingencies related to the disposition of its European operations in fiscal 2010. See Note 13 for further details.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 21: Segment and Geographic Information and Product Related Information

        The Company's segments are identified based on the Company's organizational structure which is organized around geographic areas. The segments are able to be aggregated for reporting purposes based on similar economic characteristics in accordance with applicable authoritative literature surrounding segment presentation.

  Domestic Revenue by Product

        The Company produces sleep sets across a range of technologies, including innerspring, latex foam and visco-elastic "memory foam". The U.S. mattress industry groups these products in categories based on innerspring and specialty technologies. The products for international locations are aggregated as they are substantially similar and the international markets do not have similar product categorization. In the domestic market the Company's net revenue by product type for fiscal year 2012, 2011 and 2010 was as follows (in thousands):

	2012	2011	2010
Net sales—Domestic innerspring bedding	$887,956	$852,352	$861,001
Net sales—Domestic specialty bedding	121,059	81,448	69,928

Total bedding sales	1,009,015	933,800	930,929
Other revenue(1)	27,418	18,608	20,177

Net sales	$1,036,433	$952,409	$951,106

(1)
Other revenue includes external sales of Comfort Revolution and the Company's components and U.S. latex businesses.

  Geographical Information

        Net sales to external customers by geographic area are as follows (in thousands):

	Fiscal year
	2012	2011	2010
United States	$1,036,433	$952,409	$951,106
Canada	198,714	182,350	185,706
Other International	112,723	95,392	82,659

Total	$1,347,870	$1,230,151	$1,219,471

Total International	$311,437	$277,742	$268,365

        Long lived assets (principally property, plant and equipment) outside the United States were $35.2 million and $35.4 million as of December 2, 2012 and November 27, 2011, respectively.

Note 22: Leasing Activities

        In connection with the exit of the manufacturing operations in Brazil, the Company entered into a lease arrangement for its former manufacturing facility and related equipment. The leased assets have a cost basis and carrying value of $5.0 million and $1.9 million, respectively as of December 2, 2012.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 22: Leasing Activities (Continued)

        The following is a schedule of minimum future rental income at December 2, 2012 (in thousands):

Fiscal Year
2013	$886
2014	886
2015	886
2016	886
2017	886
Thereafter	4,539

$8,969

        The provisions of this lease include an option to purchase the manufacturing facility and related equipment for a total of $15.0 million, net of lease payments received.

Note 23: Related Party Transactions

        During fiscal 2012, the Company incurred costs for consulting services rendered by KKR (who controlled approximately 44.7% of our issued and outstanding common stock at December 2, 2012) and Capstone Consulting LLC (a consulting company that works exclusively with KKR's portfolio companies) of $0.5 million. The Company also participates in a lease arrangement with a KKR affiliate for our Clarion facility for a six month term with additional six month renewal options available. We received lease income on this property of an insignificant amount during fiscal 2012.

        Sealy Holding LLC, an affiliate of KKR, holds an aggregate amount of $118.7 million of the Company's Convertible Notes. In connection with the PIK interest payment on the Convertible Notes on January 15, 2012 and July 15, 2012, the par value of the notes held by KKR was increased by $4.4 million and $4.6 million, respectively.

        During fiscal 2012, the Company's joint ventures declared a distribution of $6.5 million which has been reflected as a reduction of the investment in these joint ventures in the accompanying Consolidated Balance Sheet as of December 2, 2012. During fiscal 2012, the Company also earned $0.9 million in licensing fees from the Company's joint ventures.

        During fiscal 2011, the Company incurred costs for consulting services rendered by KKR (who controlled approximately 46.2% of our issued and outstanding common stock at November 27, 2011) and Capstone Consulting LLC (a consulting company that works exclusively with KKR's portfolio companies) of $1.3 million. As of November 27, 2011, $0.2 million of this amount was accrued as a component of other accrued liabilities and accounts payable in the accompanying Condensed Consolidated Balance Sheets. The Company also participates in a lease arrangement with a KKR affiliate for our Clarion facility for a six month term with additional six month renewal options available. We received lease income on this property of an insignificant amount during fiscal 2011.

        In connection with the PIK interest payment on the Convertible Notes on January 15, 2011 and July 15, 2011, the par value of the notes held by KKR was increased by $4.1 million and $4.2 million, respectively.

        During fiscal 2011, the Company's joint ventures declared a distribution of $1.0 million which has been reflected as a reduction of the investment in these joint ventures in the accompanying

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 23: Related Party Transactions (Continued)

Consolidated Balance Sheet as of November 27, 2011. During fiscal 2011, the Company also earned $0.2 million in licensing fees from the Company's joint ventures.

        During fiscal 2010, the Company incurred costs for consulting services rendered by KKR (who controlled approximately 47.7% of our issued and outstanding common stock at November 28, 2010) and Capstone Consulting LLC (a consulting company that works exclusively with KKR's portfolio companies) of $1.9 million. As of November 28, 2010, $0.2 million of this amount was accrued as a component of other accrued liabilities and accounts payable in the accompanying Condensed Consolidated Balance Sheets. The Company also participates in a lease arrangement with a KKR affiliate for our Clarion facility for a six month term with an additional six month renewal options available. We received lease income on this property of an insignificant amount during fiscal 2010.

        In connection with the PIK interest payment on the Convertible Notes on January 15, 2010 and July 15, 2010, the par value of the notes held by KKR was increased by $3.8 million and $3.9 million, respectively.

        During fiscal 2010, the Company's joint ventures declared a distribution of $1.0 million which has been reflected as a reduction of the investment in these joint ventures in the accompanying Consolidated Balance Sheet as of November 28, 2010. As of November 29, 2009, the Company had an outstanding loan receivable of $2.2 million from one of its joint ventures. During fiscal 2010, the entire balance of this loan was repaid to the Company. During fiscal 2010, the Company also earned $0.1 million in licensing fees from the Company's joint ventures.

        During fiscal 2010, interest expense of $5.1 million has been recorded related to KKR Financial LLC's portion of the outstanding Senior Notes. At November 28, 2010, $4.5 million of this amount has been paid and $0.6 million remains accrued. These notes were no longer held by KKR Financial at November 27, 2011.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 24: Earnings Per Share

        Basic and diluted earnings/(loss) per share were computed using the following:

	December 2, 2012	November 27, 2011	November 28, 2010
	(in thousands)
Numerator:
Net income (loss) from continuing operations, as reported	$1,972	$(5,656)	$24,660
Net income (loss) attributable to participating securities	(6)	10	(57)
Interest on convertible notes	—	—	16,109

Net income (loss) from continuing operations attributable to common shareholders	$1,966	$(5,646)	$40,712

Denominator:
Denominator for basic earnings per share—weighted average shares	102,470	99,261	95,934
Effect of dilutive securities:
Convertible debt	—	—	183,615
Stock options	449	—	1,087
Restricted share units	5,640	—	8,865
Other	592	—	356

Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	109,151	99,261	289,857

        For fiscal 2012, 4,084 options and share units (in thousands) were not included in the computation of diluted earnings per share because their impact is antidilutive. Additionally, for fiscal 2012, a weighted average 214,808 shares (in thousands) of the outstanding Convertible Notes were excluded from the computation of diluted earnings per share since their inclusion would be antidilutive. Since the Company reported a net loss for fiscal 2011, the 222,622 outstanding options to purchase common stock, restricted shares, share units and rights for Convertible Notes (in thousands) are considered antidilutive and are not included in the calculation of diluted earnings per share. Options and share units not included in the calculation of diluted earnings per share because their impact is antidilutive (in thousands) for fiscal 2010 are 4,927.

        As of December 2, 2012, November 27, 2011 and November 28, 2010, the Company's capital stock consists of voting Class A common stock, par value $0.01 per share ("Class A Common"). The Board of Directors of the Company is authorized to issue preferred stock, par value $0.01 per share, with such designations and other terms as may be stated in the resolutions providing for the issue of any such preferred stock adopted from time to time by the Board of Directors.

        On May 26, 2009, in order to have sufficient authorized but unissued shares of common stock for issuance with any conversion of the Convertible Notes, the Company amended its Certificate of Incorporation to increase the number of voting Class A shares of common stock authorized for issuance by 400,000,000 to a total of 600,000,000 shares. The number of authorized shares of preferred stock, par value $0.01 per share, remained unchanged at 50,000,000.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 24: Earnings Per Share (Continued)

        On February 19, 2007, the Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $100 million of the Company's common stock. The Company has repurchased $16.3 million under this program as of December 2, 2012, all of which were repurchased in fiscal 2007.

Note 25: Restructuring Activities

        During fiscal 2012, the Company recognized pre-tax restructuring charges of $2.4 million related to the planned move of its manufacturing facility in Portland, Oregon to a new location in Lacey, Washington. The Company did not recognize any such charges during fiscal 2011 and fiscal 2010.

        In the fourth quarter of fiscal 2012, management made the decision to relocate its manufacturing facility in Portland, Oregon to a new location in Lacey, Washington in order to realize operational cost savings in the new location. Closure of this facility is expected to occur in early fiscal 2013 and is expected to result in the elimination or relocation of approximately 145 positions. The following table summarizes the charges recognized by the Company and the related restructuring liabilities balance (included as a component of other accrued liabilities within the accompanying Consolidated Balance Sheets) as of December 2, 2012 related to this restructuring activity.

	2012 Restructuring Activities
	Liabilities November 27, 2011	Charges to Expense	Cash Payments	Non-cash Utilized	Liabilities December 2, 2012
	(in thousands)
Severance and employee benefits	$—	$621	$—	$—	$621
Multi-employer pension withdrawal liability	—	1,800	—	—	1,800

Total	$—	$2,421	$—	$—	$2,421

        The Company expects to incur additional restructuring charges related to this activity of approximately $1.7 million, principally in the form of relocation costs, which are expected to be recorded in the first and second quarters of fiscal 2013, after which time the plan should be complete.

Note 26: Merger Agreement with Tempur-Pedic International

        On September 26, 2012, the Company entered into a Merger Agreement with Tempur-Pedic pursuant to which a wholly-owned subsidiary of Tempur-Pedic will merge with and into the Company, resulting in the Company becoming a subsidiary of Tempur-Pedic. In connection with the Merger, each share of the Company's common stock issued and outstanding immediately prior to the Merger will be converted into the right to receive $2.20 per share in cash. As part of the transaction, it is anticipated that the Company's outstanding senior and subordinated notes will also be redeemed in accordance with the provisions of the related note indentures.

        Completion of the Merger is subject to several conditions, including (i) the adoption of the Merger Agreement by the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of the Company's common stock which occurred when holders of greater than a majority of the Company's outstanding shares of common stock delivered a written consent on September 26, 2012; (ii) the expiration or termination of the applicable waiting period under the

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 26: Merger Agreement with Tempur-Pedic International (Continued)

Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"); (iii) the clearance by the SEC of an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to the Merger and Merger Agreement, which after clearance must be sent to stockholders of the Company at least 20 days prior to the merger; (iv) the absence of a material adverse effect on the Company; and (v) other customary closing conditions.

        The Merger Agreement may be terminated by either the Company or Tempur-Pedic if the Merger has not been consummated by June 26, 2013 (subject to certain extensions) or if a court or other governmental entity of competent jurisdiction issues a final, non-appealable order permanently restraining, enjoining or otherwise prohibiting the Merger. In addition, among other things, Tempur-Pedic may, but is not required to, terminate the Merger Agreement if the Company enters into, or publicly proposes to enter into, an agreement relating to the acquisition by a third party of greater than 20% of the stock of the Company or greater than 20% of the consolidated assets or revenues of the Company and its subsidiaries. In case of such termination, Tempur-Pedic would be entitled to a break-up fee of $25.0 million. In addition, in certain circumstances when the Merger Agreement is terminated and upon such termination the applicable waiting period under the HSR Act has not expired or been terminated, Tempur-Pedic will be required to pay a reverse termination fee of either $90.0 million or $40.0 million to the Company, depending on the circumstances of such termination.

Note 27: Subsequent Event

        On January 10, 2013, the Company redeemed $35.0 million of its outstanding Senior Notes at a redemption price of 103% of the principal amount of the notes or $36.1 million, plus accrued and unpaid interest to the redemption date of $0.9. In connection with the redemption, the Company also recognized charges of $1.1 million related to the premium paid to redeem the notes and $1.6 million related to the write-off of related debt issuance costs and original issue discount.

Note 28: Guarantor/Non-Guarantor Financial Information

        Sealy Corporation, Sealy Mattress Corporation (a 100% owned subsidiary of Sealy Corporation) and each of the subsidiaries of Sealy Mattress Company (the "Issuer") that guarantee the Senior Notes, the Convertible Notes and the 2014 Notes (the "Guarantor Subsidiaries"), are 100% owned subsidiaries of the Issuer, and have fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal and interest with respect to the Senior Notes, the Convertible Notes and the 2014 Notes (collectively, the "Guaranteed Notes") of the Issuer. Substantially all of the Issuer's operating income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the Issuer's debt service obligations are provided in part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Issuer's subsidiaries, could limit the Issuer's ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Guaranteed Notes. Although holders of the Guaranteed Notes will be direct creditors of the Issuer's principal direct subsidiaries by virtue of the guarantees, the Issuer has subsidiaries ("Non-Guarantor Subsidiaries") that are not included among the Guarantor Subsidiaries, and such subsidiaries will not be obligated with respect to the Guaranteed Notes. As a result, the claims of creditors of the Non-Guarantor Subsidiaries will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of the Issuer, including the holders of the Guaranteed Notes.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 28: Guarantor/Non-Guarantor Financial Information (Continued)

        The following supplemental condensed consolidating financial statements present:

          1.     Condensed consolidating balance sheets as of December 2, 2012 and November 27, 2011 and condensed consolidating statements of operations and cash flows for the fiscal years ended December 2, 2012, November 27, 2011 and November 28, 2010.

          2.     Sealy Corporation (as "Guarantor Parent"), Sealy Mattress Corporation (a guarantor), the Issuer, combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries with their investments in subsidiaries accounted for using the equity method. See Note 1 for further details.

          3.     Elimination entries necessary to consolidate the Guarantor Parent and all of its subsidiaries.

        There are no material contingencies, guarantees or redeemable stock requirements outstanding pertaining to Sealy Corporation as a standalone entity. The long-term obligations recorded on the separate company financial statements for Sealy Corporation presented below relate to the Company's Convertible Notes, the terms of which are further discussed in Note 8. Sealy Corporation has not received cash dividends from any of its subsidiaries or its equity method investees during the fiscal years ended December 2, 2012, November 27, 2011 and November 28, 2010.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 28: Guarantor/Non-Guarantor Financial Information (Continued)

SEALY CORPORATION

Supplemental Condensed Consolidating Balance Sheets

December 2, 2012

(in thousands)

	Sealy Corporation	Sealy Mattress Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and equivalents	$155	$—	$237	$42,391	$85,371	$—	$128,154
Accounts receivable, net	—	—	45	83,043	69,531	—	152,619
Inventories	—	—	1,545	55,760	15,218	(159)	72,364
Other current assets and deferred income taxes	2,867	—	432	45,488	4,150	—	52,937

Total current assets	3,022	—	2,259	226,682	174,270	(159)	406,074
Property, plant and equipment, at cost	—	—	10,509	374,522	38,975	—	424,006
Less accumulated depreciation	—	—	(6,273)	(231,037)	(22,673)	—	(259,983)

	—	—	4,236	143,485	16,302	—	164,023
Other assets:
Goodwill	—	—	24,741	301,942	36,546	—	363,229
Intangible assets, net	—	—	—	—	14,710	—	14,710
Net investment in subsidiaries	—	221,350	373,737	282,728	—	(877,815)	—
Due from (to) affiliates	328,968	—	529,218	—	—	(858,186)	—
Debt issuance costs, net and other assets	—	—	20,084	17,379	19,846	—	57,309

	328,968	221,350	947,780	602,049	71,102	(1,736,001)	435,248

Total assets	$331,990	$221,350	$954,275	$972,216	$261,674	$(1,736,160)	$1,005,345

Liabilities and Stockholders' (Deficit) Equity
Current liabilities:
Current portion—long-term obligations	$—	$—	$—	$1,483	$2,562	$—	$4,045
Accounts payable	—	—	242	69,700	30,854	—	100,796
Accrued customer incentives and advertising	—	—	—	24,421	10,243	—	34,664
Accrued compensation	—	—	385	27,917	4,763	—	33,065
Accrued interest	—	—	1,304	13,180	—	—	14,484
Other accrued liabilities	6	—	3,699	26,886	5,322	—	35,913
Deferred income tax liabilities	—	—	—	—	3,000	—	3,000

Total current liabilities	6	—	5,630	163,587	56,744	—	225,967
Long-term obligations	194,399	—	726,963	38,516	42	(194,399)	765,521
Investments in subsidiaries	195,558	—	—	—	—	(195,558)	—
Due to affiliates	—	416,908	—	100,740	145,584	(663,232)	—
Other liabilities	—	—	—	53,075	7,174	—	60,249
Deferred income tax liabilities	(453)	—	332	121	93	—	93
Redeemable noncontrolling interest	—	—	—	—	11,035	—	11,035
Stockholders' equity (deficit)	(57,520)	(195,558)	221,350	616,177	41,002	(682,971)	(57,520)

Total liabilities and stockholders' equity (deficit)	$331,990	$221,350	$954,275	$972,216	$261,674	$(1,736,160)	$1,005,345

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 28: Guarantor/Non-Guarantor Financial Information (Continued)

SEALY CORPORATION

Supplemental Condensed Consolidating Balance Sheets

November 27, 2011

(in thousands)

	Sealy Corporation	Sealy Mattress Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and equivalents	$1,655	$—	$9,123	$50,170	$47,027	$—	$107,975
Accounts receivable, net	—	—	—	69,345	57,149	—	126,494
Inventories	—	—	1,476	47,391	8,293	(158)	57,002
Other current assets and deferred income taxes	9,153	—	1,154	34,427	5,890	—	50,624

Total current assets	10,808	—	11,753	201,333	118,359	(158)	342,095
Property, plant and equipment, at cost	—	—	10,174	359,908	36,033	—	406,115
Less accumulated depreciation	—	—	(5,902)	(213,043)	(20,425)	—	(239,370)

	—	—	4,272	146,865	15,608	—	166,745
Other assets:
Goodwill	—	—	24,741	301,942	34,343	—	361,026
Intangible assets, net	—	—	—	1,088	28	—	1,116
Net investment in subsidiaries	(196,903)	219,918	368,983	161,796	(1)	(553,793)	—
Due from (to) affiliates	290,797	(416,821)	546,305	(143,182)	(91,275)	(185,824)	—
Debt issuance costs, net and other assets	—	—	16,649	12,654	18,909	—	48,212

	93,894	(196,903)	956,678	334,298	(37,996)	(739,617)	410,354

Total assets	$104,702	$(196,903)	$972,703	$682,496	$95,971	$(739,775)	$919,194

Liabilities and Stockholders' (Deficit) Equity
Current liabilities:
Current portion—long-term obligations	$—	$—	$—	$1,286	$298	$—	$1,584
Accounts payable	—	—	186	45,985	22,603	—	68,774
Accrued customer incentives and advertising	—	—	—	18,014	8,024	—	26,038
Accrued compensation	—	—	392	14,416	2,793	—	17,601
Accrued interest	—	—	1,271	12,803	—	—	14,074
Other accrued liabilities	(2)	—	465	21,997	5,966	—	28,426

Total current liabilities	(2)	—	2,314	114,501	39,684	—	156,497
Long-term obligations	185,268	—	750,332	39,965	—	(185,268)	790,297
Other liabilities	—	—	—	46,086	6,329	—	52,415
Deferred income tax liabilities	—	—	139	72	338	—	549
Stockholders' equity (deficit)	(80,564)	(196,903)	219,918	481,872	49,620	(554,507)	(80,564)

Total liabilities and stockholders' equity (deficit)	$104,702	$(196,903)	$972,703	$682,496	$95,971	$(739,775)	$919,194

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 28: Guarantor/Non-Guarantor Financial Information (Continued)

SEALY CORPORATION

Supplemental Condensed Consolidating Statements of Operations

Year Ended December 2, 2012

(in thousands)

	Sealy Corporation	Sealy Mattress Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$—	$93,342	$959,245	$308,174	$(12,891)	$1,347,870
Cost and expenses:
Cost of goods sold	—	—	50,812	585,906	184,535	(12,890)	808,363
Selling, general and administrative	—	—	10,495	357,600	86,950	—	455,045
Asset impairment loss	—	—	—	827	—	—	827
Amortization expense	—	—	—	289	389	—	678
Restructuring expenses	—	—	—	2,421	—	—	2,421
Royalty (income) expense, net	—	—	—	(20,070)	—	—	(20,070)

Income from operations	—	—	32,035	32,272	36,300	(1)	100,606
Interest expense	—	318	84,996	2,455	1,536	—	89,305
Refinancing and extinguishment of debt	—	—	3,748	—	—	—	3,748
Other (income) expense, net	—	—	45	(13)	(637)	—	(605)
Loss (income) from equity investees	2,648	2,330	(3)	—	—	(4,975)	—
Loss (income) from non- guarantor equity investees	—	—	—	(24,258)	—	24,258	—
Capital charge and intercompany interest allocation	(307)	—	(52,804)	50,634	2,477	—	—

Income (loss) before income taxes	(2,341)	(2,648)	(3,947)	3,454	32,924	(19,284)	8,158
Income tax provision (benefit)	(2,351)	—	(1,617)	3,450	13,066	—	12,548
Equity in earnings of unconsolidated affiliates	—	—	—	—	5,175	—	5,175

Income (loss) from continuing operations	10	(2,648)	(2,330)	4	25,033	(19,284)	785
Loss from discontinued operations	—	—	—	—	(1,962)	—	(1,962)

Net income (loss)	10	(2,648)	(2,330)	4	23,071	(19,284)	(1,177)

Net loss attributable to noncontrolling interests	—	—	—	—	1,187	—	1,187

Net income (loss) attributable to common shareholders	$10	$(2,648)	$(2,330)	$4	$24,258	$(19,284)	$10

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 28: Guarantor/Non-Guarantor Financial Information (Continued)

SEALY CORPORATION

Supplemental Condensed Consolidating Statements of Operations

Year Ended November 27, 2011

(in thousands)

	Sealy Corporation	Sealy Mattress Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$—	$85,993	$893,141	$271,546	$(20,529)	$1,230,151
Cost and expenses:
Cost of goods sold	—	—	47,832	566,171	158,158	(20,712)	751,449
Selling, general and administrative	7	—	7,969	329,743	76,516	—	414,235
Amortization expense	—	—	—	289	—	—	289
Royalty (income) expense, net	—	—	—	(19,413)	—	—	(19,413)

Income from operations	(7)	—	30,192	16,351	36,872	183	83,591
Interest expense	—	307	83,614	2,355	1,467	—	87,743
Refinancing and extinguishment of debt	—	—	1,222	—	—	—	1,222
Other (income) expense, net	—	—	—	(7)	(444)	—	(451)
Loss (income) from equity investees	9,549	9,242	5,938	—	—	(24,729)	—
Loss (income) from non- guarantor equity investees	—	—	—	(20,926)	—	20,926	—
Capital charge and intercompany interest allocation	(303)	—	(48,977)	45,782	3,498	—	—

Income (loss) before income taxes	(9,253)	(9,549)	(11,605)	(10,853)	32,351	3,986	(4,923)
Income tax provision (benefit)	635	—	(2,363)	(3,979)	9,789	22	4,104
Equity in earnings of unconsolidated affiliates	—	—	—	—	3,371	—	3,371

Income (loss) from continuing operations	(9,888)	(9,549)	(9,242)	(6,874)	25,933	3,964	(5,656)
Loss from discontinued operations	—	—	—	775	(5,007)	—	(4,232)

Net income (loss)	$(9,888)	$(9,549)	$(9,242)	$(6,099)	$20,926	$3,964	$(9,888)

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 28: Guarantor/Non-Guarantor Financial Information (Continued)

SEALY CORPORATION

Supplemental Condensed Consolidating Statements of Operations

Year Ended November 28, 2010

(in thousands)

	Sealy Corporation	Sealy Mattress Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$—	$82,045	$902,131	$262,125	$(26,830)	$1,219,471
Cost and expenses:
Cost of goods sold	—	—	49,007	540,751	147,056	(26,843)	709,971
Selling, general and administrative	4	—	7,552	320,241	70,256	—	398,053
Asset impairment loss	—	—	—	—	—	—	—
Amortization expense	—	—	—	289	—	—	289
Restructuring expenses and asset impairment	—	—	—	—	—	—	—
Royalty (income) expense, net	(1)	—	—	(17,528)	—	—	(17,529)

Income from operations	(3)	—	25,486	58,378	44,813	13	128,687
Interest expense	1	319	81,618	2,507	1,172	—	85,617
Refinancing and extinguishment of debt and interest rate derivatives	—	—	3,759	—	—	—	3,759
Other (income) expense, net	—	—	—	1	(227)	—	(226)
Loss (income) from equity investees	16,983	16,664	14,384	—	—	(48,031)	—
Loss (income) from non- guarantor equity investees	—	—	—	3,707	—	(3,707)	—
Capital charge and intercompany interest allocation	(319)	—	(55,765)	51,682	4,402	—	—

Income (loss) before income taxes	(16,668)	(16,983)	(18,510)	481	39,466	51,751	39,537
Income tax provision (benefit)	(3,181)	—	(1,846)	10,860	12,523	132	18,488
Equity in earnings of unconsolidated affiliates	—	—	—	—	3,611	—	3,611

Income (loss) from continuing operations	(13,487)	(16,983)	(16,664)	(10,379)	30,554	51,619	24,660
Loss from discontinued operations	(252)	—	—	(3,886)	(34,261)	—	(38,399)

Net income (loss)	$(13,739)	$(16,983)	$(16,664)	$(14,265)	$(3,707)	$51,619	$(13,739)

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 28: Guarantor/Non-Guarantor Financial Information (Continued)

SEALY CORPORATION

Supplemental Condensed Consolidating Statements of Cash Flows

Year Ended December 2, 2012

(in thousands)

	Sealy Corporation	Sealy Mattress Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$—	$—	$34,050	$20,374	$27,684	$—	$82,108

Investing activities:
Purchase of property, plant and equipment	—	—	(554)	(11,892)	(3,468)	—	(15,914)
Proceeds from the sale of property, plant, and equipment	—	—	90	2,057	236	—	2,383
Acquisition of Comfort Revolution	—	—	—	—	159	—	159
Advances to Comfort Revolution	—	—	(7,833)	—	—	—	(7,833)
Net activity in investment in and advances from (to) subsidiaries and affiliates	(1,604)	—	2,319	(14,000)	13,285	—	—

Net cash provided by (used in) investing activities	(1,604)	—	(5,978)	(23,835)	10,212	—	(21,205)
Financing activities:
Equity received upon exercise of stock including related excess tax benefits	104	—	—	—	—	—	104
Repurchase of common stock	—	—	—	(3,059)	—	—	(3,059)
Proceeds from issuance of long term obligations	—	—	—	—	5,236	—	5,236
Repayments of long-term obligations	—	—	—	(1,259)	(10,187)	—	(11,446)
Repayment of senior secured notes	—	—	(36,050)	—	—	—	(36,050)
Borrowings under revolving credit facilities	—	—	29,000	—	—	—	29,000
Repayments of revolving credit facilities	—	—	(29,000)	—	—	—	(29,000)
Debt issuance costs	—	—	(908)	—	—	—	(908)
Other	—	—	—	—	—	—	—

Net cash provided by (used in) financing activities	104	—	(36,958)	(4,318)	(4,951)	—	(46,123)

Effect of exchange rate changes on cash	—	—	—	—	5,399	—	5,399

Change in cash and equivalents	(1,500)	—	(8,886)	(7,779)	38,344	—	20,179
Cash and equivalents:
Beginning of period	1,655	—	9,123	50,170	47,027	—	107,975

End of period	$155	$—	$237	$42,391	$85,371	$—	$128,154

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 28: Guarantor/Non-Guarantor Financial Information (Continued)

SEALY CORPORATION

Supplemental Condensed Consolidating Statements of Cash Flows

Year Ended November 27, 2011

(in thousands)

	Sealy Corporation	Sealy Mattress Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$—	$24,871	$(4,405)	$13,286	$—	$33,752

Investing activities:
Purchase of property, plant and equipment	—	—	(688)	(19,267)	(2,453)	—	(22,408)
Proceeds from the sale of property, plant, and equipment	—	—	—	20	207	—	227
Net activity in investment in and advances from (to) subsidiaries and affiliates	15	—	(13,813)	19,574	(5,776)	—	—

Net cash provided by (used in) investing activities	15	—	(14,501)	327	(8,022)	—	(22,181)
Financing activities:
Equity received upon exercise of stock including related excess tax benefits	630	—	—	—	—	—	630
Repurchase of common stock	—	—	—	(3,746)	—	—	(3,746)
Proceeds from issuance of long term obligations	—	—	—	—	3,387	—	3,387
Repayments of long-term obligations	—	—	—	(1,114)	(3,505)	—	(4,619)
Repayment of senior secured notes	—	—	(10,300)	—	—	—	(10,300)
Debt issuance costs	—	—	(147)	—	—	—	(147)
Other	—	—	(34)	—	—	—	(34)

Net cash provided by (used in) financing activities	630	—	(10,481)	(4,860)	(118)	—	(14,829)

Effect of exchange rate changes on cash	—	—	—	—	1,978	—	1,978

Change in cash and equivalents	645	—	(111)	(8,938)	7,124	—	(1,280)
Cash and equivalents:
Beginning of period	1,010	—	9,234	59,108	39,903	—	109,255

End of period	$1,655	$—	$9,123	$50,170	$47,027	$—	$107,975

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 28: Guarantor/Non-Guarantor Financial Information (Continued)

SEALY CORPORATION

Supplemental Condensed Consolidating Statements of Cash Flows

Year Ended November 28, 2010

(in thousands)

	Sealy Corporation	Sealy Mattress Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$—	$—	$24,638	$7,152	$16,676	$—	$48,466

Investing activities:
Purchase of property, plant and equipment	—	—	(169)	(13,770)	(2,639)	—	(16,578)
Proceeds from the sale of property, plant, and equipment	—	—	27	13	84	—	124
Net proceeds from sale of subsidiary	—	—	—	—	(340)	—	(340)
Repayments of loans and capital investments from unconsolidated affiliate	—	—	—	—	3,205	—	3,205
Net activity in investment in and advances from (to) subsidiaries and affiliates	(61)	—	(8,438)	4,913	3,586	—	—

Net cash provided by (used in) investing activities	(61)	—	(8,580)	(8,844)	3,896	—	(13,589)
Financing activities:
Equity received upon exercise of stock including related excess tax benefits	714	—	—	—	—	—	714
Repurchase of common stock associated with vesting of employee share-based awards	—	—	—	(4,806)	—	—	(4,806)
Proceeds from issuance of long term obligations	—	—	—	—	4,702	—	4,702
Repayments of long-term obligations	—	—	—	(2,344)	(12,724)	—	(15,068)
Repayment of senior secured notes	—	—	(36,050)	—	—	—	(36,050)
Debt issuance costs	—	—	—	—	—	—	—
Other	—	—	(8)	—	—	—	(8)

Net cash used in financing activities	714	—	(36,058)	(7,150)	(8,022)	—	(50,516)

Effect of exchange rate changes on cash	—	—	—	—	(6,533)	—	(6,533)

Change in cash and equivalents	653	—	(20,000)	(8,842)	6,017	—	(22,172)
Cash and equivalents:
Beginning of period	357	—	29,234	67,950	33,886	—	131,427

End of period	$1,010	$—	$9,234	$59,108	$39,903	$—	$109,255

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 29: Supplemental Guarantor/Non-Guarantor Financial Information

        As discussed in Note 26, the Company completed the closing under its Merger Agreement with Tempur-Pedic on March 18, 2013. On December 19, 2012, Tempur-Pedic International issued $375.0 million aggregate principal amount of 6.875% senior notes due 2020 (the "Tempur-Pedic Senior Notes"). The Tempur-Pedic Senior Notes are general unsecured senior obligations of Tempur-Pedic International (the "Issuer") and are guaranteed on a senior unsecured basis by all of the Issuer's current and future domestic subsidiaries. As a result of the completed Merger, the Company became a 100% owned subsidiary of the Issuer and each of its current and future domestic subsidiaries became or will become guarantors of the Tempur-Pedic Senior Notes. The following supplemental condensed consolidating financial statements present the condensed consolidating balance sheet as of December 2, 2012, and the related condensed consolidating statements of operations and cash flows for the fiscal year ended December 2, 2012 for the Company's combined guarantor and combined non-guarantor subsidiaries under the provisions of the indenture governing the Tempur-Pedic Senior Notes. Such financial statements include investments in subsidiaries accounted for using the equity method and elimination entries necessary to consolidate the combined guarantor and non-guarantor subsidiaries.

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 29: Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

SEALY CORPORATION

Supplemental Condensed Consolidating Balance Sheets

December 2, 2012

(in thousands)

	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and equivalents	$42,783	$85,371	$—	$128,154
Accounts receivable, net	83,088	69,531	—	152,619
Inventories	57,305	15,218	(159)	72,364
Other current assets and deferred income taxes	48,787	4,150	—	52,937

Total current assets	231,963	174,270	(159)	406,074
Property, plant and equipment, at cost	385,031	38,975	—	424,006
Less accumulated depreciation	(237,310)	(22,673)	—	(259,983)

	147,721	16,302	—	164,023
Other assets:
Goodwill	326,683	36,546	—	363,229
Intangible assets, net	—	14,710	—	14,710
Net investment in subsidiaries	41,002	—	(41,002)	—
Due from (to) affiliates	145,425	—	(145,425)	—
Debt issuance costs, net and other assets	37,463	19,846	—	57,309

	550,573	71,102	(186,427)	435,248

Total assets	$930,257	$261,674	$(186,586)	$1,005,345

Liabilities and Stockholders' (Deficit) Equity
Current liabilities:
Current portion—long-term obligations	$1,483	$2,562	$—	$4,045
Accounts payable	69,942	30,854	—	100,796
Accrued customer incentives and advertising	24,421	10,243	—	34,664
Accrued compensation	28,302	4,763	—	33,065
Accrued interest	14,484	—	—	14,484
Other accrued liabilities	30,591	5,322	—	35,913
Deferred income tax liabilities	—	3,000	—	3,000

Total current liabilities	169,223	56,744	—	225,967
Long-term obligations	765,479	42	—	765,521
Investments in subsidiaries		—	—	—
Due to affiliates	—	145,584	(145,584)	—
Other liabilities	53,075	7,174	—	60,249
Deferred income tax liabilities	—	93	—	93
Redeemable noncontrolling interest	—	11,035	—	11,035
Stockholders' equity (deficit)	(57,520)	41,002	(41,002)	(57,520)

Total liabilities and stockholders' equity (deficit)	$930,257	$261,674	$(186,586)	$1,005,345

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 29: Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

SEALY CORPORATION

Supplemental Condensed Consolidating Statements of Operations

Year Ended December 2, 2012

(in thousands)

	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$1,052,587	$308,174	$(12,891)	$1,347,870
Cost and expenses:
Cost of goods sold	636,718	184,535	(12,890)	808,363
Selling, general and administrative	368,095	86,950	—	455,045
Asset impairment loss	827	—	—	827
Amortization expense	289	389	—	678
Restructuring expenses and asset impairment	2,421	—	—	2,421
Royalty (income) expense, net	(20,070)	—	—	(20,070)

Income from operations	64,307	36,300	(1)	100,606
Interest expense	87,769	1,536	—	89,305
Refinancing and extinguishment of debt	3,748	—	—	3,748
Other (income) expense, net	32	(637)	—	(605)
Loss (income) from equity investees	—	—	—	—
Loss (income) from non- guarantor equity investees	(24,258)	—	24,258	—
Capital charge and intercompany interest allocation	(2,477)	2,477	—	—

Income (loss) before income taxes	(507)	32,924	(24,259)	8,158
Income tax provision (benefit)	(518)	13,066	—	12,548
Equity in earnings of unconsolidated affiliates	—	5,175	—	5,175

Income (loss) from continuing operations	11	25,033	(24,259)	785
Loss from discontinued operations	—	(1,962)	—	(1,962)
Net income (loss)	11	23,071	(24,259)	(1,177)

Net loss attributable to noncontrolling interests	—	1,187	—	1,187

Net income (loss) attributable to common shareholders	$11	$24,258	$(24,259)	$10

SEALY CORPORATION

Notes To Consolidated Financial Statements (Continued)

Note 29: Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

SEALY CORPORATION

Supplemental Condensed Consolidating Statements of Cash Flows

Year Ended December 2, 2012

(in thousands)

	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$54,424	$27,684	$—	$82,108

Investing activities:
Purchase of property, plant and equipment	(12,446)	(3,468)	—	(15,914)
Proceeds from the sale of property, plant, and equipment	2,147	236	—	2,383
Acquisition of Comfort Revolution	—	159	—	159
Advances to Comfort Revolution	(7,833)	—	—	(7,833)
Net activity in investment in and advances from (to) subsidiaries and affiliates	(13,285)	13,285	—	—

Net cash provided by (used in) investing activities	(31,417)	10,212	—	(21,205)
Financing activities:
Equity received upon exercise of stock including related excess tax benefits	104	—	—	104
Repurchase of common stock	(3,059)	—	—	(3,059)
Proceeds from issuance of long term obligations	—	5,236	—	5,236
Repayments of long-term obligations	(1,259)	(10,187)	—	(11,446)
Repayment of senior secured notes	(36,050)	—	—	(36,050)
Borrowings under revolving credit facilities	29,000	—	—	29,000
Repayments of revolving credit facilities	(29,000)	—	—	(29,000)
Debt issuance costs	(908)	—	—	(908)
Other	—	—	—	—

Net cash provided by (used in) financing activities	(41,172)	(4,951)	—	(46,123)

Effect of exchange rate changes on cash	—	5,399	—	5,399

Change in cash and equivalents	(18,615)	38,344	—	20,179
Cash and equivalents:
Beginning of period	60,948	47,027	—	107,975

End of period	$42,783	$85,371	$—	$128,154

QuickLinks

  Exhibit 99.1
  Updated Item 8. Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SEALY CORPORATION Consolidated Balance Sheets (in thousands, except per share amounts)
SEALY CORPORATION Consolidated Statements of Operations (in thousands, except per share amounts)
SEALY CORPORATION Consolidated Statements of Stockholders' Deficit (in thousands, except per share amounts)
SEALY CORPORATION Consolidated Statements of Cash Flows (in thousands)
SEALY CORPORATION Notes To Consolidated Financial Statements
SEALY CORPORATION Supplemental Condensed Consolidating Balance Sheets December 2, 2012 (in thousands)
SEALY CORPORATION Supplemental Condensed Consolidating Balance Sheets November 27, 2011 (in thousands)
SEALY CORPORATION Supplemental Condensed Consolidating Statements of Operations Year Ended December 2, 2012 (in thousands)
SEALY CORPORATION Supplemental Condensed Consolidating Statements of Operations Year Ended November 27, 2011 (in thousands)
SEALY CORPORATION Supplemental Condensed Consolidating Statements of Operations Year Ended November 28, 2010 (in thousands)
SEALY CORPORATION Supplemental Condensed Consolidating Statements of Cash Flows Year Ended December 2, 2012 (in thousands)
SEALY CORPORATION Supplemental Condensed Consolidating Statements of Cash Flows Year Ended November 27, 2011 (in thousands)
SEALY CORPORATION Supplemental Condensed Consolidating Statements of Cash Flows Year Ended November 28, 2010 (in thousands)